EXHIBIT 10.13
Execution Version
MASTER TURBINE SUPPLY AGREEMENT
BY AND BETWEEN
Guangdong Mingyang Wind Power Technology Co. Ltd.,
as “Turbine Supplier”
AND
Wind Hunter, LLC.,
as “Buyer”
Dated as of 27 November 2007

i

MASTER TURBINE SUPPLY AGREEMENT
     THIS MASTER TURBINE SUPPLY AGREEMENT ( “Master Agreement”) dated as of 27 November 2007, by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO. LTD, a limited corporation existing under the laws of the Peoples Republic of China, with its principal offices at Mingyang Industry Park, High Tech. Development Zone — 528437 Zhongshan — Guangdong Province, People’s — Republic of China (“Turbine Supplier”) and WIND HUNTER, LLC., a Wyoming limited liability company, with its principal offices at 3129 Bass Pro Drive, Grapevine, Texas 76051 USA (“Buyer”).
RECITALS:
A.	Buyer intends to develop wind energy projects utilizing wind turbine generators supplied by Turbine Supplier;

B.	Buyer desires to enter into a master turbine supply agreement under which Buyer shall purchase wind turbine generators, certain ancillary equipment and related start-up services from Turbine Supplier for those wind energy projects;

C.	Buyer desires Turbine Supplier to start-up and test the wind turbine generators, towers and certain ancillary equipment after they are installed by Buyer; and

D.	Turbine Supplier is engaged in the business of supplying, starting-up and testing various wind energy systems and desires to sell its products and services to Buyer and to start-up and test the wind turbines and ancillary equipment after they are installed by Buyer.
NOW, THEREFORE, in consideration of the mutual promises and obligations set forth below, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1	Definitions. In this Master Agreement, (a) reference to persons include corporations, partnerships, joint ventures, trusts, associations, individuals, unincorporated organizations or governmental agencies; (b) references to Applicable Laws or Permits are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the Applicable Laws, Permits or sections (but shall be subject to provisions in this Master Agreement relating to a Change in Law); (c) the words “including,” “includes,” and “include” shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import; and (d) words importing only the singular include the plural and vice versa when the context requires. Capitalized terms used in this Master Agreement shall have the following meanings given in Exhibit A, unless in any particular instance it is expressly indicated otherwise. All accounting terms not specifically defined in this Master Agreement shall be construed in accordance with United States Generally Accepted Accounting Principles (US GAAP), consistently applied.

1.2	Master Agreement Documents; Conflicts and Omissions. The Master Agreement Documents consist of this Master Agreement and its Exhibits, any amendments to the Master Agreement issued pursuant to a Scope Change Order and any Turbine Purchase Orders (including the exhibits thereto) issued pursuant to this Master Agreement (“Master Agreement Documents”). In case of any conflict, discrepancy, error or omission in the Master Agreement Documents, the provisions and requirements of the Master Agreement Documents should take the following order of precedence (provided that, notwithstanding the following order, physical design or technical requirements of the fabrication or assembly of the Major Components of the Turbine as set forth in the Technical Specifications shall always control in the event of conflicting provisions contained in the other Master Agreement Documents):
1.	Turbine Purchase Order, Turbine Purchase Order Exhibits and Amendments to the Master Agreement;

2.	The body of this Master Agreement;

3.	Technical Specifications; and

4.	Other Master Agreement Exhibits.
ARTICLE 2
SUPPLY OF TURBINE
2.1	Turbine Supply Commitment.
(a)	Subject to Section 2.2, Turbine Supplier agrees to sell to Buyer, and Buyer agrees to purchase from Turbine Supplier, the following Turbines within the following time frames:
(i)	Between the Effective Date and 31 January 2008: two (2) 1.5 MW Turbines with serial numbers 4 and 5 or higher (the “Initial Turbines”).

(ii)	Between 1 February 2008 and 30 July 2008: twenty (20) 1.5 MW Turbines.

(b)	Turbine Supplier and Buyer acknowledge and agree that, as of the Effective Date, Turbine Supplier has not completed development of the Technical Specifications. Turbine Supplier shall use all commercially reasonable efforts to complete development of the Technical Specifications and to submit them to Buyer for review not later than fifteen (15) days after the Effective Date. Buyer shall use all commercially reasonable efforts to review such Technical Specifications and to submit any comments or suggested revisions it may have to Turbine Supplier within ten (10) days after receipt of the Technical Specifications from Turbine Supplier. Turbine Supplier shall use all commercially reasonable efforts to accept and accommodate Buyer’s comments and suggested revisions, to revise the Technical Specifications accordingly and to submit revised Technical Specifications to Buyer for review within five (5) days after receipt of Buyer’s comments and suggested revisions. Turbine Supplier and Buyer shall repeat the foregoing process until they have agreed on the Technical Specifications and shall attached the agreed Technical Specifications to this Master Agreement as Exhibit H; provided, however, if Turbine Supplier and Buyer are unable to reach agreement within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), either Party may submit any disagreements to dispute resolution pursuant to Section 10.1. Buyer shall also have the right, in its sole discretion, to accept the Technical Specifications proposed by Turbine Supplier or to terminate this Master Agreement upon written notice to Turbine Supplier.

(c)	The Initial Turbines will be installed at Buyer’s wind farm located in Valley County, Montana USA for a test operation for at least three (3) months in order for Turbine Supplier to collect meteorological data, observe and evaluate the operation of the Turbines and make any necessary modifications to the design and/or manufacture of or the Technical Specifications for the Turbines in order to improve their performance and compliance with the warranty requirements described below. Turbine Supplier shall notify Buyer promptly of any such modifications that Turbine Supplier proposes to make in the design and/or manufacture of or the Technical Specifications for the Turbines; provided, however, that Buyer’s consent to the modification of the design and/or manufacture of or the Technical Specifications for the Turbines shall only be required if Turbine Supplier proposes to modify any of the output or performance characteristics or any of the warranties set forth in this Agreement or if Buyer reasonably believes that such modifications will have a material adverse effect on the useful life or long term performance of the Turbines, any of the Major Components or the SCADA System. All Turbines shall conform to the Technical Specifications, as such Technical Specifications modified based on Turbine Supplier’s experience with the first two Turbines, and the other terms and conditions of this Master Agreement..

(d)	Turbine Supplier also agrees to sell to Buyer, and Buyer agrees to purchase from Turbine Supplier, the Supply Items and Services described in the Turbine Purchase Order as provided in this Master Agreement and such Turbine Purchase Order. Within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), Turbine Supplier and Buyer shall agree on the scope of Services and Supply Items in addition to Turbines to be offered or sold by Turbine Supplier to Buyer under this Master Agreement and the Turbine Purchase Orders issued under this Master Agreement.

(e)	Turbine Supplier shall provide Buyer the specifications for the Towers on which the Technical Specifications for the Turbines are based within fifteen (15) days after the Effective Date.
2.2	Turbine Purchase Orders.
(a)	Except as provided in Section 2.2(b) below, Buyer will request delivery of specific Turbines committed under Section 2.1 by delivering to Turbine Supplier one or more Turbine Purchase Orders in substantially the same form as set forth in Exhibit B together with its Exhibits (each, a “Turbine Purchase Order” or “TPO”). Turbine Supplier shall accept such TPOs and deliver the requested Turbines in accordance with the terms of the TPO and this Master Agreement. The Parties shall agree on all items, including the scope of Supply Items and Services to be provided, the Delivery and Completion Schedule, the liquidated damages rates and all other matters to be specified on the exhibits to the TPO, as provided in this Master Agreement, including the Exhibits attached or to be attached hereto.

(b)	The TPO for the Initial Turbines may be delivered without Exhibit B-4 (Site and Site Conditions), Exhibit B-5 (Interconnection Requirements), Exhibit B-6 (Special Installation Tools/Shipping Fixtures) or Exhibit B-7 (SCADA Interface and Termination Requirements). These Exhibits may be delivered within sixty (60) days after the Effective Date without affecting the required Delivery Date for such Turbines. The TPO for the Initial Turbines will include low temperature packages for the Initial Turbines.
2.3	Additional Turbine Supply. Turbine Supplier and Buyer agree to negotiate in good faith and in a commercially reasonable manner for the supply and delivery of an additional fifty (50) 1.5 MW Turbines during the period from 1 July 2008 through 31 December 2008 at a price to be mutually agreed and otherwise on the terms and conditions of this Master Agreement.

2.4	Preference to Purchase. In addition to the specific agreements to purchase, sell and deliver Turbines described above, Buyer will have the preference to purchase any 1.5

MW Turbines or other wind turbines of any size (collectively, “Wind Turbines”) that Turbine Supplier proposes to sell to purchasers in or for use in the United States of America, Canada or Mexico at any time from the Effective Date through 31 December 2012 (the “Relevant Period”) for the installation at Buyer’s own wind farms. Buyer is not allowed to resell the Wind Turbines purchased from Turbine Supplier to any third party without the permission of Turbine Supplier, which permission may be withheld in Turbine Supplier’s sole discretion; provided that Buyer is allowed (without having to seek permission) to sell or transfer Wind Turbines and other Supply Items and rights hereunder to its Affiliates. As used herein, “Affiliates” means, with respect to either Party, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Party. An “Affiliate” will be deemed to control, to be controlled by or to be under common control with a Party if at least fifty percent (50%) of the ownership interest of the “Affiliate” is owned by such Party or the direct or indirect parent of such Party. Turbines Supplier agrees to give Buyer the first right to purchase Wind Turbine during the Relevant Period under the same or better conditions as other purchasers in case of purchasing competition, as follows: Prior to selling or offering to sell any Wind Turbines to purchasers in or for use in the United States of America, Canada or Mexico, Turbine Supplier will first offer in writing to sell such Wind Turbines to Buyer for the same or a better price and on the same or better terms and conditions (including services and warranties) as it proposes to sell such Turbines to other purchasers. Buyer shall have thirty (30) days after receipt of such written offer to accept it in whole or in part or to decline to purchase such Wind Turbines. If Buyer elects to accept such offer in whole or in part, it will purchase the Wind Turbines it has accepted at the accepted price and on the accepted terms and conditions. If Buyer declines the offer in whole or in part, Turbine Supplier may thereafter sell the Wind Turbines that were declined by other purchasers, but at a price no less than was offered to Buyer and on terms and conditions no more favorable to the purchaser than were offered to Buyer. If Turbine Supplier wants to sell Wind Turbines to purchasers in or for use in the United States of America, Canada or Mexico during the Relevant Period at a lower price or on more favorable terms and conditions than were previously offered to Buyer, it must first offer such Wind Turbines to Buyer at such lower price and on such more favorable terms in the same manner as set forth above before selling such Wind Turbines to other purchasers. Turbine Supplier further agrees that, if it has sufficient production to supply all of the Turbines requested by Buyer and by turbine Supplier’s other customers, Turbine Supplier will sell the Turbines and other Supply Items to Buyer at a lower price and on more favorable terms than it sells such Turbines and other Supply Items to its other customers.
2.5	Special Installation Tools and Shipping Fixtures. Turbine Supplier shall lend to Buyer, at no cost to Buyer, those special installation tools and shipping fixtures set forth in Exhibit B-6 to each Turbine Purchase Order for Buyer’s use only in connection with the installation of the Supply Items. Buyer acknowledges and agrees that all of the special installation tools provided by Turbine Supplier pursuant to this Section 2.5 are owned by

Turbine Supplier. Buyer shall return the special installation tools and shipping fixtures promptly after delivery of the Final Sign-Off Certificate to Turbine Supplier in the same condition as received, except for normal wear and tear.

2.6	Spare Parts and Consumables. Turbine Supplier shall provide to Buyer a listing of recommended spare parts, including any spare parts lists obtained from equipment manufacturers relating to the Work. Turbine Supplier agrees to sell Buyer spare parts for the repair of each Turbine or, if it is unable or otherwise fails to do so, permit Buyer to use the Turbine Specifications and manufacturing drawings with respect thereto, for a period of twenty (20) years from the date of Final Turbine Completion. The purchase price of such parts does not include the cost of shipping, insurance, sales or use taxes, customs or duties, or other similar charges, all of which shall be the responsibility of Buyer. Turbine Supplier shall provide Buyer with a schedule of all consumables required for assembling, erecting and installing Supply Items, including consumables such as lubricants, paint, welding materials and supplies, rods, bolts, nuts, gaskets, filters, silicon seals, insulating tape and other items normally consumed in the assembly, erection, and installation of the Supply Items (“Installation Consumables”). Turbine Supplier shall provide, as part of its start-up services, all spare parts and consumables required for commissioning and start-up testing of Supply Items.

2.7	Operation, Maintenance and Training Manuals and Service Training. Within forty-five (45) days after the Effective Date, Turbine Supplier shall provide to Buyer the O&M Manual, the SCADA Manual, the Safety Manual, the Installation Manual, any other manuals possessed by Turbine Supplier that relate to the installation, commissioning, operation or maintenance of the Turbines such other manuals as Turbine Supplier and Buyer agree are necessary given the scope of Supply Items and Services provided by Turbine Supplier hereunder(collectively, the “Manuals”) and shall thereafter provide updates of such Manuals as they are issued or updated from time to time. Turbine Supplier shall also provide operations and maintenance training for Buyer’s designated personnel in connection with the Turbine purchased pursuant to this Master Agreement in accordance with a scope of work and guidelines to be agreed by Turbine Supplier and Buyer within forty-five (45) days after the Effective Date and attached to this Master Agreement as Exhibit C-1 at a location or locations to be mutually agreed by Turbine Supplier and Buyer. The cost of training is included in the Purchase Price. Turbine Supplier will send only qualified personnel to act as the teachers for such training.

2.8	Maintenance and Repair Services.
(a)	Turbine Supplier shall provide Maintenance Services to be agreed by Turbine Supplier and Buyer within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer) and attached to this Master Agreement as Exhibit C-2 with respect to the Turbines, SCADA Systems and other Supply Items sold hereunder. The scope of Maintenance

Services to be provided shall be consistent with, and all Maintenance Services shall be performed in accordance with, Prudent Engineering and Operating Practices.

(b)	Not less than sixty (60) days before the anticipated date of Turbine Mechanical Completion for the first Turbine under a particular TPO, the Parties will enter into a separate agreement with respect to the performance of the Maintenance Services and containing such other terms, covenants and conditions as Turbine Supplier and Buyer may agree. It is the Parties’ intent that these Maintenance Services will in the future be performed by an Affiliate of Turbine Supplier to be established in the United States, and, if such Affiliate has been formed and is in business in the United States at the time the Parties wnter into such agreement, Buyer will enter into the agreement for the perfromance of Maintenance Services with such Affiliate, but such Affiliate’s performance shall be guaranteed by Turbine Supplier. However, if such Affiliate has not yet been formed or is not yet in business in the United States, Turbine Supplier and Buyer will enter into such agreement for the performance of maintenance services directly. Thereafter, at such time as Turbine Supplier wishes to transfer the responsibility for the Maintenance Services to such an Affiliate, such Affiliate and Buyer shall enter into a service agreement incorporating the Maintenance Services in its scope of services and containing such other terms, covenants and conditions as Turbine Supplier and Buyer may agree, but Turbine Supplier shall not be released from liability for performance of the Maintenance Services.

2.9	Taxes and Duties. Turbine Supplier shall be responsible for all export duties imposed or levied by the People’s Republic of China with respect to the Turbines and other Supply Items and all United States federal, state or local taxes on Turbine Supplier’s income, including income from the sale of the Turbines or the provision of Services hereunder. Buyer shall be responsible for all import duties and tariffs imposed or levied by the United States of America with respect to the Turbines and other Supply Items and all United States federal, state and local property and sales and use taxes with respect to the Turbines and other Supply Items sold hereunder.

2.10	Site Security and Safety Programs. During performance of the Work, Turbine Supplier shall comply with all of Buyer’s reasonable site security requirements.

2.11	Adjoining Utilities; Site Obligations. Turbine Supplier shall under the guidance of Buyer, take all actions reasonably necessary to protect all parallel, converging and intersecting electric and telephone lines and poles, public roads, highways, waterways, railroads, sewer lines, natural gas pipelines, drainage ditches, culverts, water wells, springs and any and all property of others, from damage as a result of its performance of the Work and shall comply with the requirements of the Site Agreements. In the event that any such property is damaged or destroyed in the course of the performance of the Work by

Turbine Supplier or a Subcontractor without instruction of Buyer, Turbine Supplier shall at its own expense rebuild, restore or replace such damaged or destroyed property and shall pay any damages resulting from such damage or destruction.

2.12	Intellectual Property Rights. Turbine Supplier shall procure, as required, all necessary intellectual property rights, proprietary rights, licenses, agreements and permissions for methods, materials, processes, software and systems incorporated into the Work and shall pay all required royalties and license fees. Turbine Supplier shall not incorporate into the Work any materials, methods, processes, software or systems that involve the use of any confidential information, intellectual property or proprietary rights that Buyer or Turbine Supplier does not have the right to use or which may result in any infringements or claims of infringement of any domestic or foreign patent rights, copyrights or other proprietary rights, or applications for any such rights, or use of confidential information or intellectual property.

2.13	Subcontractors; Labor Relations. Turbine Supplier shall be responsible for all Work performed by its Subcontractors. Turbine Supplier shall be responsible for all labor relations matters relating to the Work and shall at all times maintain harmony among craft personnel employed in connection with the Work.

2.14	Collateral Work. Turbine Supplier acknowledges that Other Contractors may be working at the location of the Work. Turbine Supplier shall cooperate with and shall not delay, impede or otherwise impair the work of others. In order to accomplish coordination of scheduling of all Work performed at a Site, once Work at a Site has begun, Turbine Supplier and Buyer shall conduct weekly meetings to schedule the Work and the Other Contractors’ Work for the following week. Once scheduled, Turbine Supplier shall cooperate with Buyer in changing the schedule of the Work or to work around any unanticipated change in the Other Contractors’ Work.

2.15	Compliance with Applicable Laws. Turbine Supplier and its Subcontractors shall comply with and shall cause the Work to comply with all Applicable Laws. Buyer shall cooperate with Turbine Supplier in understanding and complying with Applicable Laws, but compliance by Turbine Supplier, its Subcontractors and the Work with Applicable Laws shall be Turbine Supplier’s responsibility hereunder.

2.16	Emergencies. In the event of an emergency endangering persons or property resulting from Turbine Supplier’s performance of the Work, Turbine Supplier shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as possible, report any such incidents, including Turbine Supplier’s response thereto, to Buyer.

2.17	Standard of Performance. Turbine Supplier shall perform the Services in accordance with Prudent Engineering and Operating Practices, the Master Agreement Documents, all

Applicable Laws and all Permits. The Turbines shall be manufactured, constructed and fabricated in accordance with the Technical Specifications and the requirements upon which the GL Certification is based.

2.18	Hazardous Substances. As required by Applicable Laws, Turbine Supplier shall provide data sheets, warning labels or other documentation covering all Hazardous Substances furnished under or otherwise associated with the Work. Turbine Supplier shall dispose of any Hazardous Substances removed from Turbines or resulting from the Work in accordance with all Applicable Laws.

2.19	Turbine Supplier Insurance. Turbine Supplier shall maintain, and shall cause its Subcontractors to maintain, the insurance set forth in Article 14.

2.20	Turbine Supplier’s Representative. Turbine Supplier shall designate a representative (“Turbine Supplier’s Representative”) who shall be acquainted with the Project and have the authority to administer this Master Agreement on behalf of Turbine Supplier, to agree on procedures for coordinating Turbine Supplier’s efforts with those of Buyer (and its Subcontractors), to furnish information, when appropriate, to Buyer, and to agree to an individual Scope Change Order up to a value to be specified by Turbine Supplier to Buyer by separate written notice. Any notice, approval, objection, assurance, inspection, delivery, certification, acknowledgment or similar action under this Master Agreement given or received by Turbine Supplier’s Representative shall be effective to bind Turbine Supplier (subject to any limits specified by Turbine Supplier).
ARTICLE 3
DELIVERY AND SHIPMENT OF COMPONENTS
3.1	Packing and Crating. Turbine Supplier shall pack or shall cause a third party to pack the Major Components in accordance with commercially reasonable shipping carrier requirements to accommodate transportation and delivery to each Site. Turbine Supplier shall include all assembly and mounting hardware (other than the foundation nuts and bolts) with each Delivery of such Major Components. Packing and crating costs shall be borne by Turbine Supplier; provided, however, Buyer shall be responsible for the removal of any remaining shipping materials after delivery to each Site.
3.2	Delivery and Shipping Arrangements.
(a)	Turbine Supplier shall deliver the Turbines and other Supply Items described in each TPO to the Designated Delivery Location on or before the Delivery Date specified in the Delivery and Completion Schedule attached as Exhibit B-2 to the TPO. The Designated Delivery Location shall be a port of entry on the west coast of the United States selected by Buyer, unless otherwise agreed by Turbine Supplier. The Delivery Date specified in the TPO shall be not less than four (4) weeks nor more than fifty-six (56) weeks after the date the TPO is delivered to

Turbine Supplier. Turbine Supplier shall manage and pay the cost of the transportation and insurance of the Turbines and other Supply Items between Turbine Supplier’s factory and the Designated Delivery Location and shall deliver the Turbines and the other Supply Items FOB Designated Delivery Location; provided, however, that the cost of transportation from the port of embarkation in China to the Designated Delivery Location and the cost of insurance related such transportation shall be in addition to the Purchase Price for each Turbine specified in Section 5.1. Turbine Supplier shall not ship any Turbine or other Supply Item until and unless it has complied with the requirements of Article 14, but failure to comply with Article 14 shall not relieve Turbine Supplier of its obligations to delivery the Turbines and other Supply Items to the Designated Delivery Location by the Delivery Date. Buyer will cooperate with and assist Turbine Supplier in arranging for shipment and insurance from the port of embarkation in China to the Designated Delivery Location. Buyer shall be responsible for transportation of the Turbines and other Supply Items from the Designated Delivery Location to the Sites at its own expense and for unloading each Supply Item upon its arrival at the applicable Site.

(b)	For purposes of this Master Agreement, “Delivery” of each individual Supply Item shall be deemed to have occurred when Turbine Supplier makes the Supply Items available in accordance with the requirements of this Master Agreement and the TPO at the Designated Delivery Location, but receipt of the Turbines and Supply Items at the Designated Delivery Location shall not be deemed acceptance of the Turbines and Supply Items by Buyer. Buyer reserves all rights to inspect the Turbines and Supply Items, to assert any non-compliance of the Turbines and Supply Items with the requirements of the Master Agreement Documents and to reject any Turbines and Supply Items as non-conforming after they have arrived at the Site and been unloaded and unpacked. Ownership and risk of loss shall pass to Buyer in accordance with Section 8.2.
3.3	Inspection Prior To Shipment. Without limiting Buyer’s other rights to inspect and accept or reject Turbines and other Supply Items delivered by Turbine Supplier hereunder, Buyer shall have the right to inspect the Turbines and other Supply Items before they are shipped; provided, however, that no such inspection or failure to inspect shall constitute acceptance of the Turbines and other Supply Items nor constitute a waiver of any of Buyer’s to inspect the Turbines and other Supply Items when they are delivered to the Designated Delivery Location or to the Site and to reject any non-conforming items delivered by Turbine Supplier. Turbine Supplier shall notify Buyer not less than fifteen (15) Business Days before the Turbines and other Supply Items are ready to be packed for shipping and shall cooperate with Buyer in arranging for an inspection by Buyer or Buyer’s representative of the Turbines and other Supply Items before they are packed for shipping.

ARTICLE 4
BUYER’S RESPONSIBILITIES
4.1	Acceptance of Major Components. Turbine Supplier shall use commercially reasonable efforts to notify Buyer at least ten (10) Business Days prior to each Major Component being Delivered to the Designated Delivery Location. Provided Buyer timely receives Notice of Delivery of the Major Components as described above, Buyer shall, on the date(s) specified in such Notice, make personnel available to receive the Major Components at the Designated Delivery Location. If Buyer fails to cause its personnel to be available to take possession of the Major Components, then Buyer shall promptly reimburse Turbine Supplier for any expenses incurred by Turbine Supplier for the temporary storage of such Major Components at the Designated Delivery Locations and any demurrage charges relating to the delay. Notwithstanding Delivery of the Major Components to the Designated Delivery Point, no Major Components shall be deemed accepted by Buyer until they have been delivered to the relevant Site and unpacked and Buyer has had a reasonable opportunity to inspect and test such Major Components as provided in this Master Agreement.
4.2	Storage and Maintenance of Major Components. Once the Major Components are Delivered at the Designated Delivery Location, Buyer shall properly handle the Major Components pending installation of such components in the relevant Project. Buyer shall ship, unload, store and safeguard the equipment, materials and supplies to be delivered pursuant to this Master Agreement in accordance with Prudent Engineering and Operating Practices. Buyer shall provide an appropriate on-Site location for Turbine Supplier’s equipment and supplies needed to perform Turbine Supplier’s Work. Buyer shall be liable for the repair of any damage to the Turbines to the extent caused by the failure to properly store and maintain the Major Components once they have been Delivered as provided in Section 4.1.
4.3	Construction of Project. Buyer shall be responsible for performing the following work in connection with for the construction of the relevant Project:
(a)	Site Data. Buyer shall provide a Site survey and Site layout drawings showing locations of each Turbine, access roads, underground utilities, electrical substations, rights of way, operations and maintenance facilities, and meteorological monitoring towers.

(b)	Support Personnel. Buyer shall provide qualified personnel in sufficient number to perform all lock-out-tag-out (LOTO), switching, high voltage, startup and testing activities including the installation and commissioning phases of the Work.

(c)	Truck Staging Area and Lay-down/Storage Area. Buyer shall provide a secure truck staging area and a secure lay-down/storage area to protect, manage and control delivered inventory. The truck staging area shall be sufficient to accommodate the maximum scheduled daily rate of deliveries.

(d)	Roads Design and Loads. Buyer shall provide an access road to the Site from the public roads, and roads and crane pads within the Site in accordance with the Technical Specifications prior to scheduled delivery of the Major Components.

(e)	Foundations. Buyer shall design and construct the foundations in accordance with the Technical Specification, the standard load documents and foundation bolt drawing provided by Turbine Supplier.

(f)	Towers. Buyer shall install and erect, or caused to be installed and erected, the Towers at the Site based on specifications for the Towers provided to Buyer by Turbine Supplier.

(g)	Mechanical Completion. Within fifteen (15) days after the Effective Date, the Parties shall agree upon a Turbine Mechanical Completion Protocol and shall attach it to this Master Agreement as Exhibit D-1. Buyer shall assemble and install the Turbines and the SCADA System and shall cause Turbine Mechanical Completion to occur in accordance with the Turbine Mechanical Completion Protocol.

(h)	Backfeed Power and Grid Availability. Buyer shall arrange with the relevant utilities to provide continuous power and to accept continuous power generated by the Turbines by the dates specified in the applicable Delivery and Completion Schedule.

(i)	Remote Connectivity/Electronic Communication. Buyer shall provide connections for each Turbine to the On Site Monitoring (OSM) system, according to the Technical Specification. Buyer shall also provide and maintain a dedicated connection for the SCADA system in accordance with the Technical Specification.

(j)	Fiber-Optic Cables. Buyer shall provide a complete fiber optic network in compliance with the minimum SCADA requirements established in the Technical Specifications.

(k)	Installation Consumables. In connection with its obligation to cause Turbine Mechanical Completion to occur as provided in Section 4.3(g) above, Buyer shall provide the Installation Consumables specified by Turbine Supplier as provided in Section 2.6.

(l)	Permits. Buyer shall be responsible for obtaining all necessary Permits for each Project.

(m)	Inland Transportation. Buyer shall be responsible for inland transportation of the Turbines and other Supply Items as provided in Section 3.2.
4.4	Buyer’s Representative. For each Project, Buyer shall designate a representative (“Buyer’s Representative”) who shall be acquainted with such Project and have the authority to administer this Master Agreement and the applicable TPO on behalf of Buyer, to agree upon procedures for coordinating Buyer’s efforts with those of Turbine Supplier, to furnish information, when appropriate, to Turbine Supplier and to agree to an individual Scope Change Order up to a value to be specified by Buyer to Turbine Supplier by separate written notice. Any Notice, approval, objection, assurance, inspection, delivery, certification, acknowledgment or similar action under this Master Agreement given or received by the Buyer’s Representative shall be effective to bind Buyer (subject to any limits specified by Buyer).

4.5	Buyer’s Insurance. Buyer shall maintain and shall cause its Subcontractors to maintain, the insurance set forth in Article 14.
ARTICLE 5
PRICE AND PAYMENT
5.1	Price. The Purchase Price payable for each Turbine shall be Ten Million Chinese yuan (¥10,000,000), less the Purchase Price Adjustment, and the Purchase Price for all other Supply Items and Services committed under Section 2.1 shall be as set forth on Exhibit B-3 to each Turbine Purchase Order. The cost of transportation from the port of embarkation in China to the Designated Delivery Location and the cost of insurance related such transportation shall be specified on Exhibit B-3 to each Turbine Purchase Order and shall be added to the Purchase Price for each Turbine as provided in Section 3.2. Within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), the Parties shall agree upon a price list for all Supply Items and Services (except that the price for the Turbines shall be as set forth above in this Section 5.1) and shall attach it to this Master Agreement as Exhibit B-3. The Purchase Price shall be the full price payable for each Turbine and all related Supply Items and Services.
5.2	Payment Terms.

(a) The total Purchase Price for each of the Initial Turbines (including related Supply Items and shipping and insurance costs as provided in Section 5.1) described in Section 2.1(a)(i) shall be payable as follows:
(i)	10% within five (5) Business Days after delivery of the TPO;

(ii)	10% within five (5) Business Days after Turbine Supplier notifies Buyer that it was begun manufacturing the Turbines described in the TPO;

(iii)	20% within five (5) Business Days after Turbine Supplier notifies Buyer that the Turbines described in the TPO are ready to be shipped and has provided Buyer a bill of lading showing that the Turbines have been loaded on board a vessel for delivery to the Designated Delivery Location;

(iv)	20% within five (5) Business Days after the Turbines described in the TPO have been delivered to the Designated Delivery Location and have been received by Buyer;

(v)	20% within five (5) Business Days after Turbine Mechanical Completion is achieved for the Turbines described in the TPO and the SCADA System has been installed and is operational; and

(v)	20% within five (5) Business Days after Completion and SCADA Completion are achieved with respect to the Turbines described in the TPO.
(b) The total Purchase Price for each Turbine (including related Supply Items and shipping and insurance costs as provided in Section 5.1) other than the Initial Turbines shall be payable as follows
(i)	10% within five (5) Business Days after delivery of the TPO;

(ii)	20% within five (5) Business Days after Turbine Supplier notifies Buyer that it was begun manufacturing the Turbines described in the TPO;

(iii)	50% within five (5) Business Days after Turbine Supplier notifies Buyer that the Turbines described in the TPO are ready to be shipped and has provided Buyer a bill of lading showing that the Turbines have been loaded on board a vessel for delivery to the Designated Delivery Location;

(iv)	10% within five (5) Business Days after Turbine Mechanical Completion is achieved for the Turbines described in the TPO and the SCADA System has been installed and is operational; and

(v)	10% within five (5) Business Days after Completion and SCADA Completion are achieved with respect to the Turbines described in the TPO.
5.3	Payment Security. Concurrently with making the payment under Section 5.2(a)(iii) or Section 5.2(b)(iii), as applicable, Buyer shall deliver to Turbine Supplier an irrevocable

Letter of Credit in the form of Exhibit I-1 in the amount of the Purchase Price then remaining unpaid. Turbine Supplier may hold the Letter of Credit as security for payment of the remaining portion of the Purchase Price in accordance with the terms of the Master Agreement Documents.

5.4	Payment of Subcontractors. Turbine Supplier shall promptly pay each of its Subcontractors the amount to which said Subcontractor is entitled and shall indemnify and hold harmless Buyer from any loss, cost, expense (including reasonable attorneys’ fees) or liability, including liens, arising from Turbine Supplier’s failure to pay its Subcontractors. Turbine Supplier shall obtain a lien waiver from each Subcontractor in connection with each payment made by Buyer hereunder and upon completion of Work on the relevant Project. In lieu of a lien waiver, Turbine Supplier may provide a lien bond or other security at the time each payment is made by Buyer hereunder and upon completion of Work on the relevant Project.
5.5	Payment or Use Not Acceptance. No payment to Turbine Supplier or any use of a Turbine or other Supply Item by Buyer shall constitute an acceptance of any defect in any of the Major Components or any of the materials furnished by Turbine Supplier or Subcontractors hereunder or relieve Turbine Supplier of any of its obligations or liabilities under this Master Agreement.
ARTICLE 6
COMPLETION
6.1	Completion. After delivery of the Turbines and other Supply Items and Turbine Mechanical Completion has been achieved, Turbine Supplier shall achieve Completion or cause Completion to be achieved, by the Completion Dates set forth in the Delivery and Completion Schedule attached as Exhibit B-2 to the applicable TPO.

6.2	Mechanical Completion. Upon completion of the Turbine Mechanical Completion Protocol and achieving Turbine Mechanical Completion of any Turbine delivered hereunder, Buyer shall provide to Turbine Supplier a written notice of Turbine Mechanical Completion in the form attached as Exhibit E-1 (“Turbine Mechanical Completion Certificate”).

6.3	Turbine Commissioning. Within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), the Parties shall agree upon a Turbine Commissioning Protocol and shall attach it to this Master Agreement as Exhibit D-2. Upon receipt of the Turbine Mechanical Completion Certificate, Turbine Supplier shall proceed with Turbine Commissioning of the Turbines pursuant to the Turbine Commissioning Protocol. Upon Completion of Turbine Commissioning, Turbine Supplier shall submit to Buyer the completed checklists for the Turbine Commissioning Protocol and the Turbine Completion Certificate set forth in Exhibit E-2.

6.4	Commissioning of SCADA System. Within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), the Parties shall agree upon a SCADA Commissioning Protocol and shall attach it to this Master Agreement as Exhibit D-5. Promptly following the installation of the SCADA System, Turbine Supplier shall commence commissioning the SCADA System in accordance with the SCADA Commissioning Protocol. Upon completion of commissioning of the SCADA System, Turbine Supplier shall deliver to Buyer a commissioning certificate with respect to the SCADA System in the form of Exhibit E-6.

6.5	Completion of All Turbines. When all Turbines have achieved Turbine Completion, Turbine Supplier shall issue to Buyer a Final Turbine Completion Certificate in the form attached hereto as Exhibit E-3.

6.6	Post-Completion Sign-Off. Within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), the Parties shall agree upon a Turbine Reliability Test Protocol and acceptance criteria and shall attach them to this Master Agreement as Exhibit D-3 and Exhibit D-6, respectively. Promptly following Turbine Completion of each Turbine, and on not less than five (5) Business Days prior to Notice to Buyer, Turbine Supplier shall conduct the Turbine Reliability Test Protocol. Upon successful completion of the Turbine Reliability Tests, Turbine Supplier will issue to Buyer a certificate substantially in the form attached as Exhibit E-4 certifying that such Turbine (i) has passed the Turbine Reliability Tests accompanied by Turbine Supplier’s results from the applicable Turbine Reliability Tests, (ii) has been constructed in accordance with the Technical Specifications, and (iii) has satisfied the acceptance criteria set forth in Exhibit D-6.

6.7	Final Sign-Off. Within forty-five (45) days after the Effective Date (or such longer period as may be agreed by Turbine Supplier and Buyer), the Parties shall agree upon a Project Reliability Test Protocol and shall attach it to this Master Agreement as Exhibit D-4. When Turbine Supplier has successfully completed the Turbine Reliability Tests for each individual Turbine, and upon not less than five (5) Business Days prior Notice to Buyer, Turbine Supplier shall conduct the Project Reliability Test Protocol. Upon successful completion of the Project Reliability Test, Turbine Supplier shall issue to Buyer a Final Sign-Off Certificate substantially in the form attached as Exhibit E-5 certifying that the Project Reliability Test has been successfully completed.

6.8	Buyer’s Right to Inspect. Buyer and any of its authorized representatives shall have the right to inspect the Supply Items concurrent with their Delivery and, upon at least one (1) Business Day’s Notice, may visit Turbine Supplier’s manufacturing facilities and/or assembly facilities for such purpose and may inspect the results of all quality control tests and inspections performed by Turbine Supplier, subject in all cases to Turbine Supplier’s confidentiality requirements and reasonable safety precautions, and so long as such inspection and presence does not unreasonably interfere with or delay the completion or delivery of the Supply Items or Turbine Supplier’s performance of its obligations hereunder.
6.9	Failure to Agree on Protocols and Scope of Services. All protocols and the scope of all Services to be agreed to by the Parties after the Effective Date shall be consistent with Prudent Engineering and Operating Practices. If Turbine Supplier and Buyer are unable to reach agreement within forty-five (45) days after the Effective Date (or such longer time as may be agreed by Turbine Supplier and Buyer) with respect to the Turbine Mechanical Completion Protocol (Exhibit D-1), the Turbine Commissioning Protocol (Exhibit D-2), the Turbine Reliability Test Protocol (Exhibit D-3), the Project Reliability Test Protocol (Exhibit D-4), the SCADA Commissioning Protocol (Exhibit D-5), the Acceptance Criteria (Exhibit D-6), the scope of training services (Exhibit C-1) or the scope of Maintenance Services (Exhibit C-2), either Party may submit any disagreements to dispute resolution pursuant to Section 10.1. Buyer shall also have the right, in its sole discretion, after the expiration of any period for agreement on such items specified in this Master Agreement (including any extensions agreed to by the Parties), to terminate this Master Agreement upon written notice to Turbine Supplier.
ARTICLE 7
WARRANTIES AND GUARANTEES
7.1	Warranty.
(a)	Warranty Period. Turbine Supplier shall warrant each Turbine and its associated Supply Items and Services on the terms set forth herein from the Effective Date of this Master Agreement until twenty-four (24) months after Final Turbine Completion under each Turbine Purchase Order for all Turbines covered by such Turbine Purchase Order (the “Warranty Period”).

(b)	Warranty. Turbine Supplier warrants to Buyer that during the Warranty Period: (i) the Turbine and other Supply Items to be delivered hereunder shall be designed and fit for the purpose of generating electric power when operated in accordance with the specific operation instructions submitted by Turbine Supplier to Buyer prior to the start of the Warranty Period and Prudent Engineering and Operating Practices and shall be free from defects in design, material, workmanship and title; and (ii) Services shall be performed in a competent, diligent manner in accordance with the mutually agreed specifications and Prudent Engineering and Operating Practices.

(c)	Remedy. If any Turbine, Supply Item or Service does not meet the above warranties during the Warranty Period, Buyer shall promptly notify Turbine Supplier in writing and shall promptly provide Turbine Supplier access to the affected Turbines or other Supply Items and make them available for correction.

Turbine Supplier, at its expense, shall thereafter as soon as reasonably possible correct any warranty defect by repairing or replacing (at its option) the defective parts of any Turbine or other Supply Item or by re-performing any defective Services. Turbine Supplier shall be responsible for the installation of any repaired or replacement part. If a defect in a Turbine or other Supply Item cannot be corrected by Turbine Supplier’s reasonable efforts, the Parties will use reasonable efforts to negotiate a mutually agreeable equitable adjustment in price with respect to such Turbine or Supply Item or part thereof, but if agreement cannot be reached within 30 days (or longer if agreed by both Parties) and Turbine Supplier has not corrected the warranty defect, the price adjustment shall be submitted to dispute resolution pursuant to Article 10.

(d)	Warranty on Remedial Work. Any re-performed service or repaired or replacement parts furnished under this warranty shall carry warranties on the same terms as set forth above, except that the warranty period shall be extended for an additional twenty-four (24) months from the date of such re-performance, repair or replacement. In any event, the warranty period and Turbine Supplier’s responsibilities set forth herein for such repaired or replacement part shall end not later than twenty-four (24) months after expiry of the initial Warranty Period.

(e)	Exclusions. Subject to (b) above, Turbine Supplier does not warrant the Turbines or other Supply Items or any repaired or replacement parts against normal wear and tear, including that due to environment or operation. The warranties and remedies set forth herein are further conditioned upon (i) the proper storage, installation, operation, and maintenance of the Turbines or other Supply Items and conformance with the operation instruction manuals (including revisions thereto) provided by Turbine Supplier and/or its Subcontractors, as applicable and (ii) the maintenance throughout the Warranty Period of connectivity for remote monitoring as described in the Technical Specifications. Buyer shall keep proper records of operation and maintenance during the Warranty Period.

(f)	Exclusive Remedies and Warranties. Except for the Power Curve Percentage Guarantee, the Sound Level Guarantee and the Availability Guarantee described below, the preceding paragraphs of this article set forth the exclusive remedies for all claims based on failure of or defect in the Turbines and other Supply Items and Services provided under this Master Agreement, whether the failure or defect arises before or during the Warranty Period and whether a claim, however instituted, is based on contract, indemnity, warranty, tort (including negligence),strict liability or otherwise. The foregoing warranties are exclusive and are in lieu of all other warranties and guarantees whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

7.2	Power Curve Percentage.
(a)	Guarantee. If a Nominated Turbine other than an Initial Turbine is tested, in accordance with the Technical Specifications and subject to the conditions therein specified, Turbine Supplier guarantees that such Turbine will achieve (i) within the first twelve (12) months after Final Turbine Completion under the Turbine Purchase Order that included such Nominated Turbine, ninety-five percent (95%) and (ii) thereafter, ninety-seven percent (97%) of the Nominal Calculated Energy (“Power Curve Percentage Guarantee”). The “Nominal Calculated Energy” will be defined in the Technical Specifications based upon the representative wind speed distribution agreed by the Parties and the Calculated Power Curve included in the Technical Specifications. If a Turbine other than an Initial Turbine fails to achieve the Power Curve Percentage Guarantee after completion of the Turbine Reliability Tests or a subsequent test as provided in Section 7.2(b) below, Turbine Supplier shall pay to Buyer as liquidated damages, and not as a penalty, a sum calculated in accordance with Section 7.2(d).

(b)	Power Curve Tests. To demonstrate that the Power Curve Percentage Guarantee has been fulfilled, Buyer may elect at its own expense to cause one or more the Nominated Turbines (not including the Initial Turbines) to be tested by a qualified testing authority, reasonably acceptable to Turbine Supplier. The initial test must commence within eighteen (18) months of Turbine Completion, and Buyer shall give Turbine Supplier at least ten (10) Business Days Notice prior to commencing any testing. Turbine Supplier will be afforded an opportunity to perform inspections and maintenance prior to and during the test, including but not limited to cleaning of rotor blades. If the test results meet the Power Curve Percentage Guarantee, the Power Curve Percentage Guarantee shall be deemed satisfied. If these criteria are not met, Turbine Supplier may request one additional test within one hundred twenty (120) days of the initial test and shall be entitled to undertake adjustments to the Nominated Turbines for a period of at least thirty (30) days prior to conducting such additional test.

(c)	Liquidated Damages. If the initial or additional test of the Nominated Turbines fails to demonstrate the Power Curve Percentage Guarantee has been satisfied, Turbine Supplier shall pay to Buyer as liquidated damages, and not as a penalty, a sum calculated in accordance with the following formula:
[PPG (95% or 97%, as applicable) — Test Result (xx.xxx%)] x Power Curve LD Rate x Number of Turbines other than Initial Turbines in a TPO x Deficiency Years
     Where:

PPG = Power Curve Percentage Guarantee (95% or 97%, as applicable)

Test Result = average of upper confidence level of all Nominated Units, expressed as a percentage (%) as defined in the Technical Specifications

Power Curve LD Rate = The rate (expressed in CNY) per Turbine per year to be agreed by the Parties for each percent in power curve deficiency, prorated per hundredth of a percent. Such rate shall be agreed to by the Parties in connection with each TPO delivered hereunder.

Deficiency Years = the time period (pro-rated) between the date of Turbine Completion and the first to occur of (i) the date that a test demonstrates the Nominated Units meet the Power Curve Percentage Guarantee, or (ii) the end of the Warranty Period
(d)	Aggregate Damages. Turbine Supplier’s aggregate liability hereunder for liquidated damages for failure to achieve the Power Curve Percentage Guarantee for all Turbines in a Turbine Purchase Order shall not exceed ten percent (10%) of the total Purchase Price for all Turbines (including other Supply Items, shipping and insurance) covered by such Turbine Purchase Order (as adjusted to give effect to any Scope Change Orders).
7.3	Sound Level.
(a)	Guarantee. Turbine Supplier guarantees that the sound emitted from a Turbine other than an Initial Turbine shall not exceed the sound level guarantee set forth in the Technical Specifications (the “Sound Level Guarantee”). In the event Buyer doubts a Turbine’s (other than an Initial Turbine’s) compliance with the Sound Level Guarantee, Buyer may, at is option, have the sound level measured by an accredited test laboratory in accordance with the testing guidelines established in the Technical Specifications. Buyer shall provide Turbine Supplier with written notice at least five (5) Business Days prior to the commencement of the noise measurement test. Such testing to verify the sound level guarantee (if conducted) shall be completed no later than six (6) months after Turbine Completion.

(b)	Sound Tests. If Buyer demonstrates that any Turbine other than an Initial Turbine fails to meet the Sound Level Guarantee, Turbine Supplier shall take such corrective action will result in the Turbine achieving the guaranteed sound level, including adjustments to controls or operating parameters. Turbine Supplier shall pay all related costs of such corrective action, including Buyer’s reasonable costs of measurement and re-measurement of the sound level.

(c)	Damages. If Turbine Supplier is unable to make such repairs, modifications or adjustments to the Turbines other than the Initial Turbines as are necessary to cause the Turbines to meet the Sound Level Guarantee, Buyer shall pay liquidated damages at an agreed rate per MW per Turbine, rounded to the nearest 0.01 MW, for the amount by which the operating levels of the Turbines must be reduced in order to comply with the Sound Level Guarantee. Such rate shall be agreed to by the Parties in connection with each TPO delivered hereunder.
7.4	Availability Guarantee.
(a)	Guarantee. During the Availability Term, Turbine Supplier warrants that the Measured Average Availability for all Turbines other than the Initial Turbines for a Production Period will not be less than the Guaranteed Average Availability for such Turbines for such Production Period (the “Availability Guarantee”). “Production Period” means each twelve (12) month period beginning on the date of Final Turbine Completion and each anniversary thereof during the Availability Term. “Availability Term” means the five (5) year period beginning on the date of Final Turbine Completion. The SCADA System shall be designed and installed by Turbine Supplier to measure and record the Availability of each Turbine other than an Initial Turbine for each month during the Availability Period in a manner that is retrievable from the SCADA System.

(b)	Calculation. During the Availability Term, Supplier shall calculate the Measured Average Availability based on the formula set forth below within thirty (30) days after the end of each Production Period. “Measured Average Availability” or “MAA” (expressed as a percentage between 0-100% and rounded to the nearest 0.1%) means the average Availability of all Turbines other than the Initial Turbines subject to a given TPO, measured over the relevant Production Period. “Availability” means, for any Turbine other than an Initial Turbine over any applicable period, the number of Available Hours for such Turbine in such period divided by the Total Hours in such period. “Available Hours” means the total number of hours in a period that a Turbine other than an Initial Turbine is ready and available for operation and the production of energy. “Total Hours” means the total number of hours in a period (8760 hours in a Production Period) less the Uncontrollable Unavailable Hours in such period. “Uncontrollable Unavailable Hours” in a period means the total number of hours in such that a Turbine other than an Initial Turbine is not ready and available for operation and the production of energy as a result of (i) Force Majeure, (ii) emergencies, (iii) failure of the electric transmission or distribution system to which the Turbine is connected, (iv) wind speeds below cut-in speeds, above cut-out speeds or above re-starting speeds as set forth in the Technical Specifications, (v) weather conditions beyond those indicated in the O&M Manual or Safety Manual for the Turbine, (vi) Buyer’s failure to provide Turbine Supplier access to the Site, (vii) the inability of the Turbine Supplier to access the SCADA System, or (viii) modifications to a Turbine by a Person other than the Turbine Supplier or a Person acting at the direction, under the control or with the permission of the Turbine Supplier.

Turbine Supplier shall report the Measured Average Availability that it calculates for each Production Period to Buyer within thirty (30) days after the end of each Production Period.

(c)	Liquidated Damages. The “Guaranteed Average Availability” or “GAA” shall be ninety-five percent (95%) for the first Production Period and ninety-seven percent (97%) for each subsequent Production Period during the Availability Term. If, for any Production Period, the Measured Average Availability is less than the Guaranteed Average Availability for such Production Period, Turbine Supplier shall pay Availability Liquidated Damages (“Availability LDs”) to Buyer within thirty (30) days after the end of the applicable Production Period in accordance with the following formula:

Availability LDs = [GAA-MAA] * LD Rate * Total Hours * Total Capacity

where LD Rate = The rate (expressed in CNY) per MWh to be agreed by the Parties for each MWh of Availability shortfall. Such rate shall be agreed to by the Parties in connection with each TPO delivered hereunder.
Total Capacity = the aggregate nameplate capacity of all Turbines (not including the Initial Turbines) included in the calculation
(d)	Aggregate Damages. Turbine Supplier’s aggregate liability hereunder for liquidated damages for failure to achieve the Availability Guarantee for all Turbines in a Turbine Purchase Order shall not exceed ten percent (10%) of the total Purchase Price for all Turbines other than the Initial Turbines (including other Supply Items, shipping and insurance) covered by such Turbine Purchase Order (as adjusted to give effect to any Scope Change Orders).
7.5	Serial Defect. A “Serial Defect” shall be deemed to exist if during the Warranty Period twenty percent (20%) or more of the same part or component in Supply Items purchased under the Master Agreement contain the same Defect (“Threshold Percentage”). If the incidence of a Defect equals or exceeds the Threshold Percentage, Buyer shall notify Turbine Supplier and Turbine Supplier shall perform a thorough investigation of all Supply Items as soon as possible after such Notice and shall repair or replace the defective part or item in all Turbines and other Supply Items supplied hereunder. If there is a dispute whether the Defect is a Serial Defect, the dispute shall be determined by an Independent Engineer mutually selected by both Parties. In the event of the discovery of a Serial Defect during the original Warranty Period the Warranty Period for the part or component containing the Serial Defect shall be extended an additional twenty-four (24) months beyond the expiration of the Warranty Period.

ARTICLE 8
TITLE; RISK OF LOSS
8.1	Title.

Turbine Supplier warrants and guarantees that legal title to and ownership of the Turbines and other Supply Items shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Buyer, except for those liens Turbine Supplier holds as a result of non-payment by Buyer. Title to all materials, equipment, supplies and other elements of the Work shall pass to Buyer upon the date such materials, equipment, supplies and other elements are delivered to the Designated Delivery Location.

8.2	Risk of Loss.

Responsibility for risk of loss to all materials, equipment, supplies and other elements of the Work shall pass to Buyer upon transfer of title under Section 8.1. However, if after risk of loss has passed to Buyer, damage to the Turbines, other Supply Items or the Project results from the fault of Turbine Supplier or its Subcontractors, Turbine Supplier shall repair and restore the affected portion of the relevant Turbine, Supply Item or Project at its cost and expense, provided that Buyer agrees to make available to Turbine Supplier any and all insurance proceeds (and rights to bring claims under Buyer’s insurance policies) which may apply to any such damage.
ARTICLE 9
DAMAGES; LIMITATION OF LIABILITY
9.1	Delay Damages.
(a)	Delay Liquidated Damages. The Parties acknowledge that Buyer will suffer damages that would be difficult to ascertain if Turbine Supplier (i) does not deliver the Turbines by the Delivery Date(s) set forth in the applicable Delivery and Completion Schedule or (ii) does not achieve Final Turbine Completion, or cause Final Turbine Completion to be achieved, by the Completion Date(s) set forth in the applicable Delivery and Completion Schedule. Except to the extent Turbine Supplier’s delay is the result of a Buyer Caused Delay or a Force Majeure Event, Turbine Supplier shall pay Buyer (I) late delivery damages in the amount of Seven Thousand Four Hundred Chinese yuan (¥7400) per Turbine per Day (“Delivery Delay Liquidated Damages”) for each Day a Turbine is delivered later than its scheduled Delivery Date, and (II) late completion damages in the amount of Seven Thousand Four Hundred Chinese yuan (¥7400) per Turbine per Day (“Completion Delay Liquidated Damages”) for each Day Final Turbine Completion is later than the scheduled Completion Date. (Delivery Delay Liquidated Damages and Completion Delay Liquidated Damages taken together are referred to herein as “Delay Liquidated Damages”.) The Parties acknowledge and agree that the Delay Liquidated Damages set forth above are a reasonable estimate of the lost income and damage Buyer shall suffer due to late delivery.

The Delay Liquidated Damages shall be Buyer’s sole and exclusive remedy with respect to such delivery or completion delays.
(b)	PTC Deadline. The Parties further acknowledge that Buyer may suffer damages that will not be compensated for by the Delay Liquidated Damages described above if Turbine Supplier does not (i) deliver the Turbines by the later of the Delivery Date specified in the TPO or nine (9) months prior to the PTC Deadline, or (ii) achieve Final Turbine Completion, or cause Final Turbine Completion to be achieved, by the PTC Deadline. Accordingly, if the Turbines specified in a Turbine Purchase order are not delivered within the time period described in clause (i) or if Buyer reasonably believes that Final Turbine Completion is not likely to be achieved by the PTC Deadline, Buyer shall have the right, in its sole discretion, to suspend performance of any Turbine Purchase Order for up to nine (9) months or to terminate any Turbine Purchase Order (either before or after any suspension period). In the case of a termination of a Turbine Purchase Order as described, Turbine Supplier shall promptly refund all portions of the Purchase Price or other amounts paid by Buyer to Turbine Supplier in connection with such Turbine Purchase Order. Notwithstanding termination of any particular Turbine Purchase order, this Master Agreement shall continue in force and effect.
9.2	Performance Damages. Damages for deficient performances of the Turbines are limited to the damages set forth in Article 7.

9.3	Maximum Delay Liquidated Damages. Turbine Supplier’s maximum liability (i) for Delivery Delay Liquidated Damages with respect to the Turbines covered by a particular TPO shall not exceed five percent (5%) of the total Purchase Price for all Turbines (including other Supply Items, shipping and insurance) covered by such TPO (as adjusted to give effect to any Scope Change Orders)and (ii) for Completion Delay Liquidated Damages with respect to the Turbines covered by a particular TPO shall not exceed ten percent (10%) of the total Purchase Price for all Turbines (including other Supply Items, shipping and insurance) covered by such TPO (as adjusted to give effect to any Scope Change Orders). Turbine Supplier may, at its option, agree to pay Delay Liquidated Damages in excess of the foregoing limit in order to avoid a default under Section 15.1.

9.4	Maximum Liability. Turbine Supplier’s maximum liability for damages under Sections 7.1, 7.2, 7.3, 7.4 and 9.1(a) with respect to the Turbines covered by a particular TPO shall not exceed an aggregate amount equal to twenty-five percent (25%) of the total Purchase Price for all Turbines (including other Supply Items, shipping and insurance) covered by such TPO (as adjusted to give effect to any Scope Change Orders). However, such limitation of liability shall not apply to (i) the failure to deliver (as opposed to delay in delivering) the Turbines or any other Supply Items to be delivered hereunder, (ii) any breach by Turbine Supplier of its covenants or representations under Sections 2.12, 13.2 or 21.1(e) (relating to intellectual property rights) or elsewhere in this Master Agreement relating to Turbine Supplier’s right or ability to sell and deliver and Buyer’s right to use the Turbines and other Supply Items provided for hereunder, or (iii) any liability to third parties (i.e. excluding Buyer and its Affiliates), including any liability under Article 13 (Indemnification), as the result of any negligence or greater fault or breach of this Agreement by Turbine Supplier. In such cases, the maximum aggregate liability of Turbine Supplier pursuant to this Master Agreement, whether such liability arises in contract, tort (including negligence), strict liability, warranty, indemnification or any other legal theory, shall not exceed one hundred percent (100%) of the total Purchase Price of the relevant TPO (as adjusted to give effect to any Scope Change ) Orders (“Liability Cap”).
9.5	Security. Within five (5) days of its receipt of a TPO and the payment described in Section 2.1(a)(i) or 2.1(b)(i), Turbine Supplier shall provide Buyer (i) a letter of credit in an amount equal to five percent (5%)f the total Purchase Price under such TPO in order to secure Turbine Supplier’s performance of its delivery, commissioning and testing obligations hereunder and (ii) a letter of credit in an amount equal to (A) with respect to the Initial Turbines ten percent (10%) of the total Purchase Price under such TPO, and (B) with respect to all other Turbines, twenty-five percent (25%) of the total Purchase Price under such TPO, in each case in order to secure Turbine Supplier’s obligations with respect to the warranties and guarantees under Article 7 and Delay Damages under Section 9.1. Such letters of credit will be in the form of Exhibit I-2 or such other form as may be mutually agreed by Turbine Supplier and Buyer. Buyer shall be entitled to retain the first such letter of credit until the Final Sign-Off Certificate has been delivered and shall be entitled to retain the second such letter of credit until all applicable damages or warranty obligations have been performed. Buyer may draw on such letters of credit for the payment of any damages, including liquidated damages, payable by Turbine Supplier hereunder. However, the amount of any security provided by Turbine Supplier shall not be a limit on Turbine Supplier’s liability hereunder.

9.6	No Consequential Damages. Except for an indemnity for third party claims, Liquidated Damages provided in this Master Agreement, and as otherwise expressly provided in this Master Agreement, in no event shall either Party or its respective partners, successors or assigns be liable (in contract or in tort, including negligence, strict liability, indemnity and warranty) to the other Party, or its parent corporation, affiliates, partners, successors or assigns, for special, indirect, incidental or consequential damages, resulting from such Party’s performance, nonperformance, or delay in performance of its obligations under this Master Agreement, or from its delay, termination (with or without cause) or suspension of the Work under this Master Agreement or otherwise in relation to any claim of infringement of any patent or other licensed intellectual property right (whether by way of trademark or otherwise).

9.7	Warranty Disclaimer. THE WARRANTIES SET FORTH IN THIS MASTER AGREEMENT AND THE MASTER WARRANTY AGREEMENT ARE EXCLUSIVE

AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. THERE ARE NO OTHER WARRANTIES, AGREEMENTS, OR UNDERSTANDINGS, ORAL OR WRITTEN, BEYOND THOSE SET FORTH IN THIS MASTER AGREEMENT AND THE MASTER WARRANTY AGREEMENT.
ARTICLE 10
DISPUTE RESOLUTION
10.1	Independent Engineer. Subject to Buyer’s rights under Sections 2.1(b) and 6.9, in the event of a dispute over the contents of the Technical Specifications, Delivery, Turbine Mechanical Completion, the Turbine Mechanical Completion Protocol, Turbine Commissioning, the Turbine Commissioning Protocol, the SCADA Commissioning Protocol, the Turbine Reliability Protocol, the Project Reliability Protocol, the Acceptance Criteria, Final Sign-Off, the liquidated damage rates specified in a Turbine Purchase Order with respect to the Power Curve Percentage Guarantee, the Sound Level Guarantee and the Availability Guarantee, any other technical matters to be specified or completed in a Turbine Purchase Order, or whether any breach of warranty occurred, the Parties shall submit the matter to the Independent Engineer for a determination, whose determination shall be final and binding. The Parties shall share equally the cost of the Independent Engineer.

10.2	Procedure. In the event a dispute, controversy or claim arises between Buyer and Turbine Supplier relating to this Master Agreement, the aggrieved Party shall promptly provide written notification of the dispute to the other Party within ten (10) Days after such dispute arises. A meeting shall be held promptly between the Parties, attended by representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If, within twenty-one (21) Days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, the Parties shall submit the dispute to arbitration in accordance with the applicable rules of the International Chamber of Commerce.

10.3	Hearing Location. The arbitration hearing shall take place in Singapore, no sooner than thirty (30) but no more than sixty (60) Days after the selection of the arbitrators.

10.4	Binding Decision or Award. The decision or award of the arbitrator shall be final and binding on both Parties. Such decision or award may be enforced in any court having jurisdiction over the Party against whom enforcement is sought. Each Party submits to the jurisdictions of the courts of the United States of America for enforcement of this Master Agreement. Failure to comply with the arbitrator’s decision hereunder shall constitute an event of default hereunder entitling the prevailing Party to the remedies set forth hereunder, in addition to those which such Party may otherwise be entitled to at law or in equity.

10.5	Dispute as to Turbine Completion or Reliability Tests. In the event that a dispute should arise between Turbine Supplier and Buyer as to whether or when the requirements for Turbine Completion have been satisfied, or whether or when the Turbine Reliability Tests or the Project Reliability Tests have been passed, such dispute shall be resolved by the Independent Engineer within fifteen (15) Days after requested to do so by either Party.

10.6	Continuation of Work. Pending final resolution of any dispute, Buyer and Turbine Supplier shall continue to fulfill their respective obligations hereunder; provided that Buyer shall continue to pay Turbine Supplier (except for disputed amounts) in accordance with the terms of this Master Agreement.
ARTICLE 11
FORCE MAJEURE
11.1	Force Majeure Event. For the purposes of this Master Agreement, the term “Force Majeure Event” shall mean any cause that is unforeseeable as of the date of this Master Agreement and that is beyond the reasonable control of the Party affected, including (to the extent meeting the foregoing criteria) natural disasters, fire, lightning in excess of the magnitude covered by any lightning protection systems, flood, earthquake, explosions, acts of God or the public enemy, unusually extreme weather conditions, strikes or lockouts (national or regional in scope), vandalism, blockages, insurrections, riots, war, sabotage, a Change in Law affecting a Party’s performance or ability to perform in the United States, or other action or inaction (not a Change in Law) by any federal, state, or local legislative body or executive, administrative, or judicial agency, body, or court, in each case to the extent affecting a Party’s performance or ability to perform in the United States. Notwithstanding anything to the contrary, “Force Majeure Event” shall not include (i) any labor disturbance affecting Turbine Supplier or its Subcontractors, to the extent that such labor disturbance involves direct employees of Turbine Supplier or its Subcontractors who are performing Work on the relevant Project, except for strikes or lockouts national or regional in scope, (ii) the climate for the geographic area of the relevant Project (except for unusually extreme weather conditions), or (iii) any delay, default or failure (direct or indirect) in obtaining materials (except as a result of Force Majeure Event), or failure of performance by any Subcontractor performing any Work (except as a result of Force Majeure Event).
11.2	Excused Performance. If either Party is rendered wholly or partially unable to perform its obligations under this Master Agreement because of a Force Majeure Event, that Party shall be excused from whatever performance is affected by the Force Majeure Event to the extent so affected, subject to and conditioned upon the following:

(a)	the non-performing Party, by exercise of due foresight, could not reasonably have been expected to avoid, or that by the exercise of due diligence could not have been able to overcome, such Force Majeure Event;

(b)	the non-performing Party gives the other Party Notice describing the particulars of the occurrence, promptly and in no event more than five (5) Business Days after the occurrence of the Force Majeure Event; within ten (10) Business Days after such occurrence, the non-performing Party shall give the other Party written Notice estimating the expected duration and probable impact on the performance of such Party’s obligations hereunder, and continues to furnish timely regular reports with respect thereto during the continuation of the Force Majeure Event;

(c)	the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(d)	the non-performing Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party;

(e)	the non-performing Party shall exercise all reasonable efforts to continue to perform its obligations hereunder and to correct or cure the event or condition excusing performance; and

(f)	when the non-performing Party is able to resume performance of its obligations under this Master Agreement, that Party shall give the other Party written Notice to that effect and shall promptly resume performance hereunder.
ARTICLE 12
SCOPE CHANGES
12.1	Scope Changes. Buyer and Turbine Supplier do not anticipate that changes in the Scope of Work shall be necessary. However, in the event that a change in the Scope of Work is necessary or desirable, Buyer, without invalidating this Master Agreement, may order Scope Changes to the Work to be performed, in which event the Purchase Price, the Delivery Dates and the Completion Dates may be adjusted accordingly, if necessary. All Scope Changes shall be authorized by a written Scope Change Order and only Buyer may issue Scope Change Orders. No order, statement or other conduct of Buyer shall be treated as a Scope Change until Buyer authorizes such change in writing.

12.2	Procedure for Scope Changes.
(a)	Upon submittal of a written “Scope Change Order Request” by in the form attached as Exhibit F by Buyer to Turbine Supplier, Turbine Supplier shall promptly, but no later than ten (10) Business Days after receipt of the Scope Change Order Request, notify Buyer and Financing Parties, if any, in writing of the options for implementing the proposed Scope Change (including, if possible, any option that does not involve an extension of time) and the effect, if any, each such option would have on, including but not limited to, the Purchase Price, the Delivery Date, the Completion Date and warranties. Turbine Supplier shall provide a lump sum price for any Scope Change. If Buyer accepts Turbine Supplier’s proposal, Buyer shall issue a written Scope Change Order covering such proposed Scope Change and incorporating Turbine Supplier’s response, which shall be binding on Turbine Supplier.
(b)	Turbine Supplier shall not be obligated to proceed with the requested change to the Scope of Work until the written Scope Change Order has been signed by Turbine Supplier and Buyer. Turbine Supplier agrees that the mutually agreed upon adjustment in the Total Contract Price, and/or other provisions as set forth in each Scope Change Order shall constitute the final and complete compensation and satisfaction for all costs and scheduled effects related to (i) the implementation of the stated changes and (ii) the cumulative impact of effects resulting from the stated changes on all prior Work and changes in the Work to be performed as scheduled. Turbine Supplier expressly waives any claims for additional compensation, damages or time extension in connection with the stated changes.
12.3	Disputed Change Value or Impact.
(a)	In the event that the Parties cannot agree on the effect of such Scope Change on the total Purchase Price, the payment schedule, the Delivery Date, the Completion Date or warranties, Buyer may request in writing that Turbine Supplier proceed with the Scope Change while the dispute is being resolved in accordance with Article 10.

(b)	If the Parties cannot agree on the effect of such Scope Change on the total Purchase Price and Buyer provides written authorization to proceed with the work described therein, Turbine Supplier shall proceed with the work and bill for same on a time and material basis for the “Actual Cost” of the Work, plus an agreed mark-up percentage of fifteen (15%). “Actual Costs” shall consist of (a) direct labor cost for direct salaries (wages and fringes) of employees actually performing the work (including working foremen, but excluding all nonworking foremen or supervisory personnel); (b) subcontract and outside service costs consisting of actual charges for work and services subcontracted; (c) permanent material costs consisting of actual invoiced cost to the Turbine Supplier including delivery to the Designated Delivery Location or the Site, as applicable; (d) construction machinery and equipment costs for changes during erection only; and (e) construction equipment which the Turbine Supplier has on the jobsite and which is of a type and size suitable for use in performing the extra work shall be used.
ARTICLE 13
INDEMNIFICATION
13.1	General Indemnity. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party, its partners, members, shareholders, subsidiaries, affiliates, agents, officers, directors and employees and, in the case of Buyer, the Financing Parties (if any) (each, an “Indemnified Party”) from and against any losses, damages or claims, including reasonable attorneys’ fees, for injury or death to any person, or damage to any property to the extent caused by the negligence or willful misconduct of or breach of the Master Agreement Documents by the Indemnifying Party, its Subcontractors, agents or employees.

13.2	Infringement Indemnity. Turbine Supplier shall indemnify and hold harmless Buyer, its partners, members, shareholders, subsidiaries, affiliates, agents, officers, directors and employees and Financing Parties (if any) (each also an “Indemnified Party”) from and against any losses, damages, claims or liability, including reasonable attorneys’ fees, based upon any claim of infringement of any patent or other license or intellectual property right (whether by way of trademark or otherwise) resulting from the manufacture, sale, supply or importation of the Supply Items or their use to generate electrical energy from wind.

13.3	Notice and Legal Defense. Promptly after receipt by an Indemnified Party of any claim or notice of the commencement of any action or legal proceeding as to which the indemnity provided for in Section 13.1 or 13.2 may apply, the Indemnified Party shall notify the Indemnifying Party in writing; provided, however, the rights of the Indemnified Party shall not be prejudiced by the failure to give such notice to the extent failure does not prejudice the rights of the Indemnifying Party. The Indemnifying Party shall assume the defense of any action or legal proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to be represented by advisory counsel of its own selection and at its own expense. In the event that any conflict of interest arises between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall have the right to be represented by separate counsel at the Indemnifying Party’s expense.
ARTICLE 14
INSURANCE
14.1	General. Turbine Supplier and Buyer shall procure at their own expense and maintain in full force and effect during the life of this Agreement, with responsible insurance companies authorized to do business in the relevant jurisdiction, the types and limits of insurance as set forth on Exhibit _G.

14.2	Insurance Certificates. Within ten (10) Business Days after the Effective Date, each Party shall furnish to the other Party certificates of insurance showing that the insurance required from Turbine Supplier is in full force and effect, and further providing that such insurance will not be canceled, changed or not renewed until the expiration of at least thirty (30) Days (or ten (10) Days in the case of cancellation due to non-payment of premiums) after written notice of such cancellation, change or non-renewal has been provided to the other Party.

14.3	Cost of Premium. It is expressly agreed and understood that the cost of premiums for insurance required by this Article 14 shall be borne by the Party responsible to maintain such insurance.

14.4	Replacement Insurance. If either Party fails to provide or maintain any insurance required hereunder, the other Party shall have the right, but not the obligation, to provide or maintain any such insurance and to deduct the cost thereof from any amounts due and payable to the first Party. In the event there are no such amounts due and payable, the Party failing to provide or maintain the required insurance shall reimburse the other Party for such costs on demand. Should any of the policies required to be maintained become unavailable or be canceled for any reason during the period of this Agreement, the Party required to provide or maintain such insurance shall immediately procure replacement coverage.

14.5	No Limitation of Liability. The coverages required by this Article 14 shall not affect or limit either Party’s liability under this Master Agreement.
ARTICLE 15
TERM AND TERMINATION
15.1	Turbine Supplier Events of Default. The occurrence of any one or more of the following events shall constitute an event of default by Turbine Supplier hereunder (each, a “Turbine Supplier Event of Default”):
(a)	Turbine Supplier or any guarantor of Turbine Supplier’s obligations makes a general assignment for the benefit of its creditors or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding under any Applicable Law, and, in the case of any such involuntary proceeding, that is not dismissed or stayed within sixty (60) Days after it is commenced;

(b)	Turbine Supplier fails to make any undisputed payment required under the Master Agreement Documents when due, which failure continues for ten (10) Business Days after written Notice of such non-payment;

(c)	any representation by Turbine Supplier under this Master Agreement is false or misleading in any material respect;

(d)	the Turbines in a particular TPO have not achieved Final Turbine Completion by the Completion Date set forth in the Delivery and Completion Schedule for such TPO (subject to adjustment as provided in this Agreement), and Turbine Supplier owes the maximum Delay Liquidated Damages;

(e)	Turbine Supplier is in breach of any material provision of, or has failed to perform any of its material obligations under the Master Agreement Documents, and such breach or failure continues for thirty (30) Days after written Notice; provided, however, that if such breach or failure is not reasonably capable of cure within such thirty (30) Day period, such cure period shall be extended as reasonably necessary, not to exceed a total of ninety (90) Days, if Turbine Supplier commences and diligently proceeds to cure such breach or failure; and

(f)	any guaranty of Turbine Supplier’s obligations, or any letter of credit or surety bond provided by Turbine Supplier, is in default or ceases to be in full force.
15.2	Buyer Events of Default.

The occurrence of any one or more of the following events shall constitute an event of default by Buyer hereunder (each, a “Buyer Event of Default”):
(a)	Buyer or any guarantor of Buyer’s obligations makes a general assignment for the benefit of its creditors, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding under any Applicable Law, and, in the case of any such involuntary proceeding, that is not dismissed or stayed within sixty (60) Days after it is commenced;

(b)	Buyer fails to make any undisputed payment required under the Master Agreement Documents, which failure continues for ten (10) Business Days after written Notice of such non-payment;

(c)	any representation by Buyer under this Master Agreement is false or misleading in any material respect;

(d)	Buyer’s failure to comply with the material provisions of Article 4, which breach results in a Buyer Delay and such Buyer Delay continues for more than one hundred eighty (180) Days;

(e)	Buyer is in breach of any material provision of, or has failed to perform any of its material obligations under, the Master Agreement Documents, which failure or breach continues for thirty (30) Days after written Notice; provided, however, that if such breach or failure is not reasonably capable of cure within such thirty (30) Day period, such cure period shall be extended as reasonably necessary, not to exceed a total of ninety (90) Days if Buyer promptly commences and diligently proceeds to cure such breach or failure; and

(f)	any guaranty of Buyer’s obligations, or any letter of credit or surety bond provided by Buyer, is in default or ceases to be in full force.
15.3	Remedies Upon an Event of Default. Upon the occurrence and during the continuation of a Turbine Supplier Event of Default or a Buyer Event of Default (each an “Event of Default”), the Party not in default (the “Non-Defaulting Party”) may exercise any of the following remedies in addition to any remedies it may have under Applicable Law:
(a)	The Non-Defaulting Party may suspend its performance hereunder;

(b)	The Non-Defaulting Party may, upon ten (10) Business Days Notice to the other Party (the “Defaulting Party”), terminate this Master Agreement and any unperformed TPOs;

(c)	The Non-Defaulting Party may draw upon any letter of credit or surety bond provided by the Defaulting Party;

(d)	The Non-Defaulting Party may pursue any guaranty provided by or on behalf of the Defaulting Party;

(e)	The Non-Defaulting Party may seek specific performance of the Contract Documents;

(f)	In the case of a Turbine Supplier Event of Default, Buyer may obtain substitute Turbines and/or complete the Work and recover from Turbine Supplier any costs of doing so that are in excess of what Buyer would have paid under this Master Agreement;

(g)	In the case of a Buyer Event of Default, Turbine Supplier may resell the Turbines and other Supply Items and recover from Buyer any deficiency between the amounts realized thereby and the amounts Turbine Supplier would have received under this Master Agreement; and

(h)	The Non-Defaulting Party may recover damages as allowed by Applicable Law, not to exceed the limits of liability under Article 9.
15.4	Financing Party Cure Rights. Turbine Supplier’s right to terminate this Master Agreement pursuant to Section 15.3 is subject to Turbine Supplier’s first delivering to the Financing Parties, simultaneously with delivery thereof to Buyer, notice of Buyer’s failure to cure the default and Turbine Supplier’s intent to terminate as a result thereof. The Financing Parties shall have the option (a) to cure such Buyer Event of Default within thirty (30) Days after receipt of such notice, or such further period as may reasonably be required, not to exceed sixty (60) Days, and/or (b) to assume or to cause their designee to assume Buyer’s obligations under this Master Agreement.. If the Financing Parties desire to cause their designee to assume this Master Agreement, they shall provide notice to that effect within thirty (30) Days after receipt of Turbine Supplier’s Notice to the Financing Parties of the Buyer Event of Default. In either such case, Turbine Supplier’s right to terminate this Master Agreement shall cease upon the cure by the Financing Parties of such Buyer Event of Default.

15.5	Termination for Extended Force Majeure. If Turbine Supplier is prevented by a Force Majeure Event from performing any of its material obligations hereunder for a period of more than one hundred eighty (180) Days, and the Parties have not agreed, after good faith negotiations, upon a revised basis for continuing the Work at the end of such delay, Buyer may, at its option, terminate this Agreement without further liability hereunder by either Party. In such event, Turbine Supplier shall promptly refund to Buyer all payments in respect of Turbines that have not achieved Final Turbine Completion or, at buyer’s option, that have not yet been delivered to the Designated Delivery Location, and Buyer shall return to Turbine Supplier all Turbines and other Supply Items with respect to the Turbines for which Turbine Supplier refunds payments to Buyer.

15.6	Actions Required Following Expiration of Turbine Warranty Period and/or Termination.
(a)	Discontinuation of Work. Upon termination of this Master Agreement or a TPO, Turbine Supplier immediately shall (a) discontinue the Work; (b) take such steps as are reasonably necessary to preserve and protect Work completed and in progress and to protect materials, equipment and supplies at the relevant Site, stored off-Site or in transit; and (c) remove its personnel and construction equipment from the Site. Buyer shall be entitled to take exclusive possession of the Turbines and all or any part of the Major Components and materials delivered or in transit to the Site if and only to the extent that Buyer has paid (and only for so long as Buyer continues to pay) Turbine Supplier all amounts hereunder then due and payable to Turbine Supplier.

(b)	Cancellation and Transfer of Subcontracts and Other Rights. Upon termination of this Master Agreement or a TPO, if requested by Buyer, Turbine Supplier shall make every reasonable effort to cancel existing Subcontracts or to transfer such Subcontracts to Buyer, in either case upon terms reasonably satisfactory to Buyer. In the case of a termination as the result of a Turbine Supplier Event of Default, any payments to be made to a Subcontractor as a result of any such termination shall be paid by Turbine Supplier. Other than in the event of termination as the result of a Buyer Event of Default, Turbine Supplier shall, upon request by Buyer, (i) irrevocably assign and deliver to Buyer any Subcontracts requested by Buyer and, if the termination occurs at a time when the design of the Turbine Equipment is incomplete, originals of all Design Documents in process, and (b) provide to Buyer without charge a license to use patented or proprietary materials of Turbine Supplier and its Subcontractors in completing, operating and maintaining the Turbine Equipment. Upon termination hereof, Turbine Supplier shall deliver to Buyer originals of all Master Agreement Documents (except that Turbine Supplier may keep for its records copies and, if sufficient originals exist, an original set, of the Master Agreement Documents executed by Buyer), all other materials relating to the Work which belong to Buyer, and all papers and documents relating to lien releases under this Master Agreement. All deliveries shall be made free and clear of any liens, security interests or encumbrances, except as may have been created by Buyer. Except as provided in this Agreement, no action taken by Buyer or Turbine Supplier after the termination of this Master Agreement shall prejudice any other rights or remedies of Buyer or Turbine Supplier provided by Applicable Laws, the Contract Documents or otherwise upon such termination.
(c)	Covenant of Continued Turbine Support. Following the expiration of the Warranty Period, Turbine Supplier shall provide Buyer with technical assistance and support for the remaining life of the relevant Project, but not to exceed twenty (20) years from the date of Completion, and all hardware or software improvements or upgrades for the relevant Project generally made available to purchasers of Turbine Supplier’s Supply Items. All such technical assistance, replacement Parts or upgrades shall be provided solely at Buyer’s request, and Turbine Supplier shall be reimbursed therefor at its then current standard rates for parts and services. Turbine Supplier shall provide technical assistance by telephone or at the relevant Project Site to analyze and diagnose problems and failures in the Turbines and to recommend repair and operating adjustments as needed.

(d)	Updates and Upgrades and Technical Bulletins and Updates. Turbine Supplier shall provide Buyer (on the same basis provided or offered to other customers of Turbine Supplier), for the remainder of the life of the relevant Project, but not to exceed twenty (20) years from the date of Completion, software updates and upgrades and technical bulletins and updates made generally available to Turbine Supplier’s customers or provided to its own operating personnel.

(e)	Spare Parts Access. Turbine Supplier shall provide Buyer, for the remainder of the life of the relevant Project, but not to exceed twenty (20) years from the date of Completion, timely access to all spare and replacement Parts for the Turbines at its then current standard prices for such Parts. In the event that Turbine Supplier fails or is unable to supply such Parts, Turbine Supplier shall provide Buyer with particular information concerning the Subcontractor or supplier of the affected Part, shall cooperate with Buyer in attempting to replace any such Part by providing design specifications and shall license to Buyer, at no additional cost, any applicable patent or other proprietary rights which Turbine Supplier has the right to license for use that is necessary to manufacture or fabricate such Part.
15.7	Surviving Obligations. Termination or expiration of this Master Agreement (a) shall not relieve Turbine Supplier or Buyer of their confidentiality obligations as set forth in Article 18; (b) shall not relieve Turbine Supplier of any obligation hereunder which expressly or by implication survives termination hereof; and (c) except as otherwise provided in any provision of this Master Agreement expressly limiting the liability of either Party, shall not relieve either Buyer or Turbine Supplier of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination.
ARTICLE 16
ASSIGNMENTS
16.1	Consent Required. It is expressly understood and agreed that this Master Agreement is personal to Turbine Supplier and Buyer and that Turbine Supplier and Buyer shall have no right to assign or delegate this Master Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law. Notwithstanding the foregoing, Buyer may, without Turbine Supplier’s consent assign (a) any or all of its rights under this Master Agreement to the Financing Parties for security as provided in Section 16.3, and such parties may further assign such rights; and (b) any or all of its rights and delegate any or all of its obligations under this Master Agreement to an Affiliate of Buyer or to a purchaser of the Project; provided, that any such Affiliate or purchaser assumes all of the obligations of Buyer hereunder.

16.2	Successors and Assigns. Subject to Section 16.1, all of the rights and obligations of the Parties hereto shall benefit and bind their respective successors and permitted assigns.

16.3	Consent to Collateral Assignment. Turbine Supplier hereby expressly consents to the collateral assignment of the Master Agreements by Buyer to the Financing Parties or their assignees. Such collateral assignment shall not obligate Financing Parties, if any, or their assignees in any way to perform Buyer’s duties and obligations under the Master Agreements. In furtherance of the foregoing, Turbine Supplier shall execute and deliver a consent to assignment in a form reasonably acceptable to Turbine Supplier and Buyer. If Buyer does collaterally assign the Master Agreements to the Financing Parties, Turbine Supplier shall make such payments directly to Financing Parties, if requested by the Financing Parties.

16.4	Consent to Modifications. If, in connection with the financing of a relevant Project, any Financing Party requests that reasonable modifications be made in the Master Agreements as a condition to making the financing, then Buyer and Turbine Supplier shall negotiate the terms of such modifications in good faith as long as Turbine Supplier’s costs, profits or potential liability is not affected thereby.
ARTICLE 17
DESIGN DOCUMENTS
17.1	Buyer Review. It is expressly understood and agreed that the design documents and other related design information and results of any supporting design calculations, prepared in connection with any interfaces of the Work with the Other Contractors’ Work (“Design Documents”), shall be furnished to Buyer and Financing Parties, if any, for review in order to monitor compliance with this Master Agreement and all relevant TPOs.

17.2	Review Not Release of Obligations. Review and comment by Buyer and Financing Parties, if any, with respect to any Design Documents or other information pursuant to Section 17.1 shall not be deemed approval of the Design Documents by Buyer or the Financing Parties and shall not relieve or release Turbine Supplier from any of its obligations under the Contract Documents.

17.3	Ownership. Turbine Supplier shall own the Design Documents and other documents prepared by Turbine Supplier for use in the performance of the Work. Turbine Supplier agrees to provide copies of all such documents, as well as any related drawings, tracings, specifications, calculations, memoranda, data, notes and other materials, within thirty (30) Days after Final Turbine Completion or termination of the Work, as applicable. Such documents shall include any changes or modifications necessary to accurately depict the Work as of Completion.
ARTICLE 18
CONFIDENTIAL INFORMATION
18.1	Confidentiality. Buyer and Turbine Supplier (and their Subcontractors) agree to hold in confidence for a period commencing with the Effective Date and ending ten (10) years after Completion or termination of the Work, whichever is later, except as may be necessary to perform the Work, any information supplied to the receiving Party (“Receiving Party”) by the disclosing Party (“Disclosing Party”), and designated in writing as confidential. The Parties acknowledge that any technical, pricing, marketing, warranty information regarding the Supply Items, the Technical Specifications, the O&M Manual, the Safety Manual, the SCADA Manual, the TPOs and this Master Agreement shall be treated as confidential. Buyer may disclose confidential information to the extent that such disclosure is required by the Financing Parties, Buyer’s attorneys, accountants or Affiliates, Other Contractors, interconnection suppliers, operators or other turbine suppliers to the relevant Project and any Person providing any other type of interconnection services to the relevant Project, provided such parties agree to the confidentiality provisions hereof. Turbine Supplier may disclose confidential information to the extent that such disclosure is required by Turbine Supplier’s attorneys, accountants, Affiliates or Subcontractors, provided such parties agree to the confidentiality provisions hereof. Turbine Supplier shall not publish information regarding the relevant Project (except as it may relate to the performance of the Work), nor shall Turbine Supplier arrange for or participate in any visit to the Site by any Person who is not connected with the relevant Project, without Buyer’s prior written consent. Notwithstanding the foregoing, Turbine Supplier may publish performance and availability information and other information relating to the performance of the Supply Items, in a form and including only that information agreed to in writing by Buyer, and may publish by announcement that its Supply Items are used at the relevant Project. The provisions of this Article 18 shall not apply to information within any one of the following categories: (a) information that was in the public domain prior to Receiving Party’s receipt thereof from the Disclosing Party or that subsequently becomes part of the public domain by publication or otherwise except by the Receiving Party’s wrongful act; (b) information that was in the possession of the Receiving Party prior to its receipt from the Disclosing Party through no breach of any confidentiality obligation; (c) information received by the Receiving Party from a third party that did not have a confidentiality obligation; or (d) information independently developed by Turbine Supplier or Buyer.

18.2	Press Releases. Press releases regarding the relevant Project shall be approved by both Parties to this Master Agreement, such approval not to be unreasonably withheld or delayed.
ARTICLE 19
RECORDS
19.1	Records. Turbine Supplier covenants and agrees to keep and maintain full, complete and detailed records pertaining to the relevant Project, including copies of all contracts with Subcontractors, for a period of three (3) years following Completion and to make such records available to Turbine Supplier, Buyer and the Financing Parties for inspection in a reasonable manner during normal business hours.

ARTICLE 20
INDEPENDENT CONTRACTOR
20.1	Turbine Supplier as Independent Contractor. Turbine Supplier shall be an independent Contractor with respect to the relevant Project, each part thereof, and the Work performed pursuant to this Master Agreement, and neither Turbine Supplier nor its Subcontractors nor the employees of either shall be deemed to be agents, representatives, employees or servants of Buyer in the performance of the Work, or any part thereof, or in any manner dealt with in this Agreement. Buyer shall not have the right to any actual, potential or other control over the methods and means by which Turbine Supplier or any of its agents, representatives, Subcontractors or employees conducts its independent business operations. The Parties covenant and agree that in the performance of the Work by Turbine Supplier, Turbine Supplier shall not perform any act or make any representation to any Person to the effect that Turbine Supplier or any of its agents, representatives or Subcontractors, is the agent of Buyer.
ARTICLE 21
REPRESENTATIONS AND WARRANTIES
21.1	Turbine Supplier Representations. Turbine Supplier represents to Buyer that, as of the date hereof:
(a)	Organization and Qualification. Turbine Supplier is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China, has the lawful power to engage in the business it presently conducts and contemplates conducting.

(b)	Power and Authority. Turbine Supplier has the authority to execute and carry out this Master Agreement and to perform its obligations hereunder and all such actions have been duly authorized by all necessary corporate action on its part.

(c)	No Conflict. The execution, delivery and performance of this Master Agreement shall not conflict with or violate any of the terms of its articles of incorporation or bylaws or any Applicable Laws.

(d)	Validity and Binding Effect. This Master Agreement has been duly and validly executed and delivered by Turbine Supplier. This Master Agreement constitutes a legal, valid and binding obligation of Turbine Supplier, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity. No authorization, approval, exemption or consent by any governmental or public body or authority is required in connection with the authorization, execution, delivery and carrying out of the terms of this Master Agreement.

(e)	Patents, Licenses, Franchises. Turbine Supplier owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other intellectual property and proprietary rights for methods, materials, processes, software and systems incorporated into the Work or necessary to design, manufacture, sell and service the Turbines and other Supply Items supplied to Buyer hereunder, to enable Buyer to operate the Turbines in their intended manner and to perform the Work and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

(f)	Licenses. Turbine Supplier is the holder of all necessary governmental consents, licenses, permits or other authorizations required under the Applicable Laws to operate or conduct its business as contemplated in this Master Agreement.

(g)	Turbine Supplier Qualified. Turbine Supplier is fully experienced and properly licensed, equipped, and in all ways competent and qualified to perform all aspects of the Work in accordance with the terms set forth in this Agreement.

(h)	GL Certification. The Turbines to be delivered hereunder have received the GL Certification.
21.2	Buyer Representations. Buyer represents to Turbine Supplier that, as of the date hereof:
(a)	Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the lawful power to engage in the business it presently conducts and contemplates conducting.

(b)	Power and Authority. Buyer has the authority to execute and carry out this Master Agreement and to perform its obligations hereunder and all such actions have been duly authorized by all necessary corporate actions on its part.

(c)	No Conflict. The execution, delivery and performance of this Master Agreement shall not conflict with or violate any of the terms of its articles of incorporation or bylaws or any Applicable Laws.

(d)	Validity and Binding Effect. This Master Agreement has been duly and validly executed and delivered by Buyer. This Master Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity. No authorization, approval, exemption or consent by any governmental or public body or authority is required in connection with the authorization, execution, delivery and carrying out of the terms of this Master Agreement.
ARTICLE 22
MISCELLANEOUS
22.1	Payment Currency. Unless otherwise specified, all payments under this Master Agreement and any TPO shall be in Chinese yuan (“CNY” or “¥”) or US Dollars (USD) at exchange rate set forth in the Wall Street Journal on the date the applicable payment is made.

22.2	Delay Not Waiver. It is understood and agreed that any delay, waiver or omission by Buyer or Turbine Supplier to exercise any right or power arising from any breach or default by Turbine Supplier or Buyer in any of the terms, provisions or covenants of this Master Agreement shall not be construed to be a waiver by Buyer or Turbine Supplier of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Turbine Supplier or Buyer.

22.3	Choice of Law. This Master Agreement shall in all respects be governed by and construed in accordance with the INCOTERMS 2000 and the laws of the United Kingdom , including with respect to all matters of construction, validity and performance, without giving effect to any choice of law rules thereof that may direct the application of the laws of another jurisdiction.

22.4	Venue, Submission to Jurisdiction, Attorneys’ Fees. Any dispute arising under this Master Agreement shall be put forward in writing and should then be settled through friendly negotiations within forty-five (45) days. If such an agreement cannot be reached, all disputes arising out of or in connection with this Master Agreement and the other Master Agreement Documents shall be settled and decided in accordance with the laws of the United Kingdom by the Arbitration Tribunal of the International Chamber of Commerce in Singapore (ICC) according to its Rules of Arbitration by one or more arbitrators appointed in accordance with such Rules. The language of arbitration shall be English, and the official language of this Master Agreement and the other Master Agreement Documents shall be English. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the assertion of personal jurisdiction by the International Chamber of Commerce or the courts of Singapore or to the location of any arbitration proceeding in Singapore.

22.5	Severability. In the event that any of the provisions, or portions or applications thereof, of this Master Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Buyer and Turbine Supplier shall negotiate an equitable adjustment in the provisions of this Master Agreement with a view toward effecting the purposes of this Master Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected.

22.6	Notice. Any Notice required or permitted to be given hereunder shall be in writing and shall be addressed to:
          TURBINE SUPPLIER:
                    Guangdong Mingyang Wind Power Technology Co., Ltd.
                    Attention:
                    Mingyang Industry Park
                    High Tech. Development Zone
                    528437 Zhongshan
                    Guangdong Province
                    People’s Republic of China
                    Tel: +86-
                    Fax:: +86-
          BUYER:
                    Wind Hunter, LLC
                    Attention:
                    3129 Bass Pro Drive
                    Grapevine, Texas 76051
                    USA
                    Tel: +1-972-410-1044
                    Fax: +1-972-410-1066
Any Notice required to be given by Turbine Supplier to Financing Parties, if any, shall be in writing and addressed as specified by Buyer.
22.7	Entire Agreement. This Master Agreement (including the Exhibits and Schedules referenced herein) and the TPOs issued hereunder contain the entire agreement between the Parties with respect to the Turbine sale, commissioning and warranty related matters and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, understandings and representations pertaining to such subject matter.

22.8	Amendments. No supplements, amendments or modifications of this Master Agreement shall be valid unless evidenced in writing and signed by a duly authorized representative of both Parties.

22.9	No Third Party Rights. This Master Agreement and all rights hereunder are intended for the sole benefit of the Parties hereto and, to the extent expressly provided, for the benefit of the Financing Parties, if any, and shall not imply or create any rights on the part of, or obligations to, any other Person.

22.10	Survival of Provisions. All provisions of this Master Agreement that are to come into or continue in force and effect after the expiration or termination of this Master Agreement shall remain in effect and be enforceable following such expiration or termination.

22.11	Exhibits. All exhibits and appendices referenced in this Master Agreement shall be incorporated into this Master Agreement by such reference and shall be deemed to be an integral part of this Master Agreement.

22.12	Further Assurances. Turbine Supplier and Buyer agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Master Agreement and which do not involve the assumptions of obligations other than those provided for in this Master Agreement, in order to give full effect to this Master Agreement and to carry out the intent of this Master Agreement.

22.13	Counterparts. This Master Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.
The Parties intending to be legally bound, have caused this Master Agreement to be executed by their duly authorized officers.
[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

GUANGDONG MINGYANG WIND
POWER TECHNOLOGY CO. LTD.	WIND HUNTER, LLC

By:	By:

Name:		Name:

Title:		Title:

INDEX OF EXHIBITS:
Master Turbine Supply Agreement

Exhibit A	Definitions
Exhibit B	Turbine Purchase Order
Exhibit B-1	Scope of Work
Exhibit B-2	Delivery and Completion Schedule
Exhibit B-3	Total Contract Price
Exhibit B-4	Site and Site Conditions
Exhibit B-5	Interconnection Requirements
Exhibit B-6	Special Installation Tools/Shipping Fixtures
Exhibit B-7	SCADA Interface and Termination Specifications
Exhibit C-1	Operations and Maintenance Training Description
Exhibit C-2	Scope of Maintenance and Repair Services
Exhibit D-1	Turbine Mechanical Completion Protocol
Exhibit D-2	Turbine Commissioning Protocol
Exhibit D-3	Turbine Reliability Test Protocol
Exhibit D-4	Project Reliability Test Protocol
Exhibit D-5	SCADA System Commissioning Protocol
Exhibit D-6	Acceptance Criteria
Exhibit E-1	Turbine Mechanical Completion Certificate
Exhibit E-2	Turbine Completion Certificate
Exhibit E-3	Final Turbine Completion Certificate
Exhibit E-4	Post-Completion Sign-Off Certificate
Exhibit E-5	Final Sign-Off Certificate
Exhibit E-6	SCADA System Commissioning Certificate

Exhibit F	Scope Change Order Form
Exhibit G	Required Insurance
Exhibit H	Technical Specifications
Exhibit I-1	Form of Buyer Letter of Credit
Exhibit I-2	Form of Turbine Supplier Letter of Credit

EXHIBIT A
DEFINITIONS
“Acceptance Criteria” shall mean the standards and criteria to be agreed on by the Parties and attached to this Master Agreement as Exhibit D-6 for determining that all Work to be performed by Turbine Supplier with respect to the Turbines in question has been completed and that all commissioning, completion and reliability tests with respect to such Turbines have been successfully passed.
“Actual Costs” shall have the meaning set forth in Section 12.3.
“Affiliate” shall have the meaning defined in Section 2.4.
“Applicable Laws” means all statutes, laws, treaties, ordinances, exemptions, judgments, decrees, injunctions, writs, orders, rules, regulations, acquisition of and compliance with any necessary permits, authorizations or licenses, and interpretations of any governmental authorities having proper jurisdiction over, or otherwise exercising authority with respect to, the Parties, the particular Project, the performance of the obligations to be performed hereunder, or the operation of the particular Project, as the case may be.
“Availability” shall have the meaning defined in Section 7.4.
“Availability Guarantee” shall have the meaning defined in Section 7.4.
“Availability Term” shall have the meaning defined in Section 7.4.
“Available” means that a Turbine is capable of operating as designed and does operate when there is sufficient wind available to cause it to operate.
“Available Hours” shall have the meaning defined in Section 7.4.
“Business Day” means any Day other than a Saturday or Sunday or a Day on which national commercial banking institutions in New York, New York are required by law to close.
“Buyer Caused Delays” shall mean delays caused by any failure or delay by Buyer or its Subcontractors in performing its obligations under the Master Agreement Documents.
“Buyer Event of Default” shall have the meaning set forth in Section 15.2.
“Buyer’s Representative” shall have the meaning set forth in Section 4.4.
“Change in Law” shall mean the enactment, adoption, promulgation, issuance, modification, or repeal after the Effective Date of any Applicable Law or Permit or any change in the

Exh. A-1

interpretation of any Applicable Law or Permit by any governmental authority or court of law that adversely and materially affects Turbine Supplier’s ability to fabricate or manufacture the Turbines or Major Components or to perform the Work, provided that (i) a change in federal, state, or local income tax law shall not be a Change in Law, (ii) a change in Applicable Law that simply increase Turbine Supplier’s costs shall not be a Change in Law, and (iii) an enactment, adoption, promulgation, or change in the interpretation of an Applicable Law or Permit that is published prior to the Effective Date but that becomes effective after the Effective Date shall not be a Change in Law.
“CNY” or “¥” means Chinese yuan.
“Completion” means the achievement of Turbine Completion for all Turbines under the relevant TPO and SCADA Completion for the related SCADA System.
“Completion Date” for each Turbine means the date set forth in Exhibit B-2 of the relevant TPO such Turbine is scheduled to achieve Turbine Completion.
“Completion Delay Liquidated Damages” has the meaning set forth in Section 9.1.
“Completion Schedule” shall mean the schedule for Completion of Turbines set forth in Exhibit B-2 of the relevant TPO.
“Day” or “Days” shall mean a calendar day or days unless specifically noted otherwise.
“Default Rate” shall mean an interest rate equal to the lesser of (a) the “Prime Rate” plus two percent (2%), or (b) the maximum rate permitted by law.
“Defaulting Party” shall have the meaning set forth in Section 15.3.
“Delay Liquidated Damages” means Delivery Delay Liquidated Damages and Completion Delay Liquidated Damages.
“Delivery” shall have the meaning set forth in Section 3.2 and shall, for the purposes of this Master Agreement be construed to mean “Delivered” as the context requires.
“Delivery Date” for each Turbine means the date or dates set forth in Exhibit B-2 of the relevant TPO such Turbine is scheduled for delivery.
“Delivery Delay Liquidated Damages” has the meaning set forth in Section 9.1.
“Delivery Schedule” shall mean the schedule for delivery of Turbines set forth in Exhibit B-2 of the relevant TPO.
“Designated Delivery Location” shall mean a port of entry on the west coast of the United States as designated on Exhibit B-2 of a Turbine Purchase Order.

Exh. A-2

“Design Documents” shall have the meaning set forth in Section 17.1.
“Disclosing Party” shall have the meaning set forth in Section 18.1.
“Effective Date” shall mean the date on which the Master Agreement Documents are concurrently executed.
“Event of Default” shall have the meaning set forth in Section 15.3.
“Final Sign-Off” shall mean delivery of a Final Sign-Off Certificate by Turbine Supplier and the countersignature of such Final Sin-Off Certificate by Buyer.
“Final Sign-Off Certificate” means a certificate substantially in the form of Exhibit E-5.
“Final Turbine Completion” means that all Turbines under a particular TPO have achieved Turbine Completion and Turbine Supplier has issued to Buyer a Final Turbine Completion Certificate as set forth in Exhibit E-3.
“Financing Parties” means (i) any and all lenders providing the construction, interim or long-term financing (including any other refinancing thereof) for the Project, any lessor under a leveraged lease transaction, and any trustee or agent acting on their behalf (including, without limitation, the independent engineer selected by such parties, if any) and (ii) any and all equity investors providing financing or refinancing for the Project, and any trustee, agent, or independent engineer acting on their behalf.
“Force Majeure Event” or “Force Majeure” shall have the meaning set forth in Section 11.1.
“GL Certification” shall mean the statement of Compliance for Design Approval issued by Germanischer Lloyd, for the model of Turbine, stating that the Turbine is designed for a twenty (20) year life at a Class II wind site and its design conforms to International Standard IEC 61400-1, Wind Turbine Generation Systems.
“Guaranteed Annual Availability” or “GAA” shall have the meaning defined in Section 7.4.
“Hazardous Substances” shall mean any hazardous or toxic substance or pollutant which, pursuant to any Applicable Law, has been determined, or at any future time may be determined, to be hazardous, toxic or dangerous to human health or the environment, including but not limited to any hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C.A. § 9601 et seq.), any solid waste under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.A. § 6901 et seq.), or any pollutant, waste or toxic substance under the Clean Air Act, as amended (42 U.S.C.A. § 7401 et seq.), the Clean Water Act, as amended (33 U.S.C.A. § 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C.A. § 3001 et seq.), or the Toxic Substances Control Act, as amended (15 U.S.C.A. § 2601 et seq.), and any applicable state laws.

Exh. A-3

“INCOTERMS 2000” means the International Rules for the Interpretation of Trade Terms as prepared by the International Chamber of Commerce and in effect as of the Effective Date.
“Indemnified Party” shall have the meaning set forth in Section 13.1.
“Indemnifying Party” shall have the meaning set forth in Section 13.1.
“Independent Engineer” shall mean Germanischer Lloyd or another independent engineer selected by the mutual agreement of the Parties or through the dispute resolution procedures set forth in Article 10.
“Initial Turbines” shall have the meaning set forth in Section 2.1(a)(i).
“Installation Consumables” shall have the meaning set forth in Section 2.6.
“Installation Manual” shall mean the manual of procedures for the on-site assembly and installation of the Turbines prepared and provided by Turbine Supplier.
“Installation Procedures” shall mean the procedures set forth in Exhibit D-1.
“Initial Shipment Date” shall have the meaning set forth Exhibit B-1 of the relevant TPO.
“Interconnection Facilities” shall mean the facilities described in Exhibit B-5.
“Letter of Credit” shall mean an irrevocable letter of credit in the form of Exhibit I-1.
“Liability Cap” shall have the meaning set forth in Section 9.4.
“Major Components” means the following substantial Turbine components: Nacelles, Turbine Blades, Controllers/Low Voltage Distribution Panel Console (LVDP),and other components identified in the Technical Specifications, all as more specifically defined and described in the Technical Specifications.
“Manuals” shall have the meaning set forth in Section 2.7.
“Master Agreement Documents” shall have the meaning set forth in Section 1.2.
“Measures Annual Availability” or “MAA” shall have the meaning defined in Section 7.4.
“Nacelle” means the turbine nacelle component of a Turbine, including hubs, main shafts, main bearings, gearboxes, generators, gear reducers, nacelle yaw systems (including yaw motors and yaw gears), nacelle frames, brake systems ancillary equipment, more particularly described in the Technical Specifications.

Exh. A-4

“Nominated Turbine” means a Turbine selected by Buyer for the tests conducted pursuant to Section 7.2 to determine whether or not the Power Curve Percentage Guarantee has been achieved.
“Non-Defaulting Party” shall have the meaning set forth in Section 15.3.
“Notice” shall mean written notification to the Parties provided in accordance with Section 22.7.
“O&M Manual” means the manual of procedures for the operation and maintenance of the Turbines prepared and provided by Turbine Supplier, as modified and supplemented from time to time.
“Other Contractors” means Buyer and those Persons that shall perform work in connection with the Project, other than the Work, specifically excluding Turbine Supplier and its Subcontractors.
“Other Contractors’ Work” shall mean all of the equipment, supplies and labor required to complete the Project and cause it to be fully operational, other than the Work.
“Parts” shall mean new parts, materials, components and other goods furnished by Turbine Supplier, or its subcontractors or suppliers, under this Master Agreement.
“Party” or “Parties” means Buyer or Turbine Supplier, or both, as the context may require.
“Permits” means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order, of or from any federal, state, county, municipal, local, regional, or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the matter in question.
“Person” means any individual, corporation, partnership, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof.
“Power Curve Percentage Guarantee” shall have the meaning defined in Section 7.2.
“Prime Rate” shall mean for any Day the rate of interest from time to time reported by the Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between Buyer and Turbine Supplier that approximates the same interest level.
“Production Period” shall have the meaning defined in Section 7.4.
“Project” and “Projects” shall mean the United States based wind energy conversion projects developed by Buyer.

Exh. A-5

“Project Reliability Test Protocol” shall mean the procedures and tests for testing the average overall reliability of all Turbines installed at a Project to be agreed on by the Parties and attached to this Master Agreement as Exhibit D-4.
“Prudent Engineering and Operating Practices” means those practices, methods, equipment, specifications and standards of safety, performance, dependability, efficiency and economy as the same may change from time to time, as are commonly used by professional construction and engineering firms performing engineering, procurement and construction services with respect to wind energy facilities or in the operation of such facilities, as applicable, which, in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the construction, use and operation and maintenance of wind energy generating and operating equipment and other electrical equipment, facilities and improvements, with commensurate standards of safety, efficiency and economy, and as are in accordance with generally accepted standards of professional care, skill, diligence and competence applicable to engineering, construction, project management, and operation and maintenance practices. Prudent Engineering and Operating Practices are not intended to be limited to certain practices to the exclusion of others, but rather to be a range of good and proper practices, methods and actions.
“PTCs” shall mean production tax credits under Section 45 of the United States Internal Revenue Code as in effect on the Effective Date or any successor or other provision providing for a tax credit determined by reference to renewable electric energy produced from wind resources.
“PTC Benefits Period” shall mean (i) the ten (10) year period that PTCs can be claimed for the renewable energy with respect to PTCs under Section 45 of the United States Internal Revenue Code as in effect on the Effective Date.
“PTC Deadline” shall mean December 31, 2008 or such later date to which the availability of PTCs under the United States Internal Revenue Code is extended, provided that such PTCs are at least as favorable as those existing on the Effective Date.
“PTC Loss Amount” shall have the meaning set forth in Section 9.1.
“Purchase Price” means the amount payable for each Turbine and all related Supply Items and Services as provided in Section 5.1.
“Purchase Price Adjustment” means an amount equal to CNY 393,000 (¥393,000).
“Receiving Party” shall have the meaning set forth in Section 18.1.
“Relevant Period” shall have the meaning set forth in Section 2.4.
“Safety Manual” shall mean the manual for safe operation of the Turbines provided by Turbine Supplier, including safe clearance procedures jointly developed by Buyer and Turbine Supplier.

Exh. A-6

“SCADA Commissioning Protocol” shall mean the procedures for and tests of the commissioning of the SCADA System to be agreed on by the Parties and attached to this Master Agreement as Exhibit D-5.
“SCADA Completion” shall mean successful completion of all procedures and tests in the SCADA Commissioning Protocol.
“SCADA Manual” shall mean the operations and procedures manual for the installation, operation and maintenance of the SCADA System.
“SCADA System” means the remote Turbine supervisory control and data acquisition system to be provided by Turbine Supplier, as more fully described in Technical Specifications.
“Scope Change” means any material addition to, deletion from, suspension of or other modification to this Master Agreement or a Turbine Purchase Order issued hereunder, including any such addition, deletion, suspension or other modification that requires a change in one or more of the scheduled payments under Section 5.2, the Work or Services to be performed or the Delivery, Turbine Commissioning or Completion Dates in accordance with the terms of Article 12.
“Scope Change Order” means a written order to Turbine Supplier issued and signed by Buyer and Turbine Supplier after the execution and delivery of this Agreement, substantially in the form of Exhibit F, authorizing a Scope Change and, if appropriate, an adjustment in one or more of the scheduled payments, the Delivery Date, Completion Date or any other amendment of the terms and conditions of this Master Agreement or a Turbine Purchase Order issued hereunder.
“Scope Change Order Request” shall have the meaning set forth in Section 12.2.
“Scope of Work” shall mean all Work set forth in Exhibit B-1 of the relevant TPO, including all Supply Items to be provided and all Services to be performed in connection with such TPO.
“Sound Level Guarantee” shall have the meaning defined in Section 7.3.
“Serial Defect” shall have the meaning set forth in Section 7.5.
“Services” shall mean the services described in Exhibit B-1 of the relevant TPO.
“Site” shall mean any and all parcels of real property upon which the Project is or shall be located, more particularly described in Exhibit B-4 of the relevant TPO.
“Site Agreements” shall mean all leases, agreements, easements, licenses, private right-of-ways and utility and railroad crossing rights and other rights in or o real property (such as leasehold or other rights to use or access the particular Site) obtained or maintained in connection with the particular Project, the construction of the particular Project on the particular Site, the

Exh. A-7

performance of the Work or the work by the Other Contractors, or the operation of the particular Project.
“Subcontractor” or “Subcontractors” shall mean contractor(s) or subcontractor(s) retained by either Buyer or Turbine Supplier to perform certain services anticipated under this Master Agreement.
“Supply Items” shall mean the Turbines, including all Major Components and other components that comprise a Turbine, and all parts, materials, equipment and supplies that Turbine Supplier is obligated to provide pursuant to this Master Agreement and the applicable TPO.
“Taxes” shall mean any and all occupational, sales, use, value added, excise, unemployment, income and other taxes and import, custom or other duties and any and all other taxes and duties on any item or service that is part of the Work or the Project, whether such tax or duty is normally included in the price of such item or is normally stated separately.
“Technical Specifications” means the technical specifications for the Turbines, materials, equipment, systems, standards and workmanship, and other applicable Work, to be agreed on by the Parties and attached to this Master Agreement Exhibit H.
“Total Contract Price” shall be the total amount payable by Buyer to the Turbine Supplier for the Work for a particular Project as set forth in Exhibit B-3 of the relevant TPO.
“Total Hours” shall have the meaning defined in Section 7.4.
“Tower” means each steel tubular tower component of a Turbine, more specifically described in the applicable TPO, on which a Nacelle shall be mounted, including all ladders, platforms, internal lighting, safety equipment and all parts and assemblies necessary for a complete turbine tower, all as further described in the Technical Specifications.
“Threshold Percentage” shall have the meaning set forth in Section 7.5.
“Turbine” means a Ming Yang Electric 1.5 MW wind turbine generator, each including the following components: a Nacelle, three (3) Turbine Blades, Controller/Low Voltage Distribution Panel Console (LVDP) (including interconnecting cabling from the Nacelle to the ground controller), control panels, wind vanes, FAA lighting (if required), Turbine grounding, and anemometers, all as more particularly described in the Technical Specifications to be agreed on by the Parties and attached to this Master Agreement as Exhibit H.
“Turbine Blade” means the turbine blade component of a Turbine, more particularly described in the Technical Specifications.
“Turbine Commissioning” shall mean completion of all tasks and procedures listed on the turbine commissioning checklist included in the Turbine Commissioning Protocol.

Exh. A-8

“Turbine Commissioning Protocol” shall mean the testing procedures to be agreed on by the Parties and to be attached to this Master Agreement as Exhibit D-2.
“Turbine Completion” shall mean, with respect to each Turbine: (i) the Turbine Commissioning Protocol has been successfully completed, the checklist for the Turbine Commissioning Protocol has been completed and submitted to Buyer, and the Turbine is producing electricity, or such Turbine would be capable of regularly producing electricity if connected to the utility grid; and (ii) Turbine Supplier has issued to Buyer and Buyer has countersigned a Turbine Completion Certificate as set forth in Exhibit E-2.
“Turbine Completion Certificate” means a duly completed and executed certificate, substantially in the form of Exhibit E-2.
“Turbine Mechanical Completion” shall mean, with respect to a Turbine, that: (i) the Turbine has been physically completed in accordance with the Technical Specifications and all components of such Turbine necessary for such Turbine’s regular production of electricity have been installed; (ii) the Turbine has been inspected and has successfully completed the Turbine Mechanical Completion Protocol and the checklists for the Turbine Mechanical Completion Protocol has been completed and submitted to Buyer; and (iii) the Turbine is ready for initial operation in a safe and proper manner; and (iv) a Turbine Mechanical Completion Certificate has been executed by Buyer and delivered to Turbine Supplier.
“Turbine Mechanical Completion Certificate” shall have the meaning set forth in Section 6.2 and shall be substantially in the form of Exhibit E-1.
“Turbine Mechanical Completion Protocol” shall mean the procedures for confirming that Turbine Mechanical Completion of a turbine has been achieved to be agreed on by the Parties and attached to this Master Agreement as Exhibit D-1.
“Turbine Purchase Order” or “TPO” shall have the meaning set forth in Section 2.2 and shall be issued in substantially the form attached as Exhibit B, executed and delivered by Turbine Supplier and Buyer.
“Turbine Reliability Test Protocol” shall mean the procedures and tests for testing the reliability of each Turbines installed at a Project to be agreed on by the Parties and attached to this Master Agreement as Exhibit D-3.
“Turbine Supplier Event of Default” shall have the meaning set forth in Section 15.1.
“Uncontrollable Unavailable Hours” shall have the meaning defined in Section 7.4.
“USD” or “$” means United States dollars.
“Warranty Period” shall have the meaning set forth in Section 7.1(a).

Exh. A-9

“Wind Turbines” shall have the meaning set forth in Section 2.4.
“Work” shall mean the Supply Items and Services, including the engineering, manufacturing, delivery to a project Site, start-up, testing and commissioning services of all Turbines purchased pursuant to a particular TPO, all in accordance with the Master Agreement and as may be more specifically set forth in Exhibit B-1 of the relevant TPO.

Exh. A-10

Execution Version
EXHIBIT B
TURBINE PURCHASE ORDER — NO.
Master Turbine Supply Agreement
     THIS TURBINE PURCHASE ORDER (“TPO”) is effective as of                     , 200___ (“Effective Date”), by and between WIND HUNTER, LLC. [or Wind Hunter Affiliate] (“Buyer”), a [Wyoming] [limited liability company], with its principal offices at                     , and GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD., a corporation existing under the laws of the People’s republic of China, (“Turbine Supplier”), with its principal offices at                     .
A.	Buyer [Buyer’s affiliate] and Turbine Supplier are parties to that certain Master Wind Turbine Supply Agreement dated as of 27 November 2007 (the “Master Agreement”);

B.	Pursuant to Section 2.2 of the Master Agreement, Buyer desires to purchase and Turbine Supplier desires to sell to Buyer certain Supply Items (which includes Turbines) and related Services (each as defined below); and

C.	Buyer shall cause the Supply Items to be incorporated into a wind energy conversion project at the Site (as defined below) with a nameplate rated capacity of up to ( ) megawatts (“Project”).
     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth in this TPO, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1	Definitions. The capitalized terms not otherwise defined in this TPO shall have the meaning assigned to such term in the Master Agreement. All accounting terms not specifically defined in this Master Agreement shall be construed in accordance with United States Generally Accepted Accounting Principles, consistently applied (US GAAP).
ARTICLE II
PURCHASE, SALE AND DELIVERY
2.1	Purchase and Sale of Supply Items. Turbine Supplier hereby agrees to sell to Buyer, and Buyer agrees to purchase from Turbine Supplier, the Supply Items and Services pursuant to the terms and conditions of the Master Agreements (including their respective exhibits), the Scope of Work set forth in Exhibit B-1 and the other terms, conditions and Exhibits of this TPO. Turbine Supplier shall also lend to Buyer, at no cost to Buyer, those special installation tools and shipping fixtures set forth in Exhibit B-6 for Buyer’s use only in connection with the installation of the Supply Items.
2.2	Total Contract Price. The aggregate price for the Supply Items and Services shall include the Base Price and other items set forth in Exhibit B-3 (“Total Contract Price”), which shall be payable in accordance with Article 5 of the Master Agreement.
(a)	Within five (5) Business Days after execution of this TPO by both Parties, Buyer shall make a payment to Turbine Supplier equal to ten percent (10%) of the Total Contract Price.

(b)	The remainder of the Total Contract Price shall be paid in installments as described in the Master Agreement as further described on Exhibit B-3.
2.3	Delivery Schedule. Subject to the terms and conditions of the Master Agreement, Turbine Supplier shall deliver the Supply Items to the Designated Delivery Location(s) in accordance with the Delivery Schedule set forth in Exhibit B-2.

2.4	Completion Schedule. Subject to the terms of the Master Agreement, Turbine Supplier shall perform the Services necessary to achieve Final Turbine Completion in accordance with the Completion Schedule set forth in Exhibit B-2.

2.5	Site Conditions; Interconnection Requirements. The Site at which these Turbines will be installed and the conditions at such Site are described on Exhibit B-4. The requirements for the interconnection of the Project to the transmission system to which the Project will be interconnected are described on Exhibit B-5. The SCADA Interface and Termination Specifications are described on Exhibit B-7.

2.6	Assignment. Subject to the terms and conditions of the Master Agreement, Buyer may, without Turbine Supplier’s approval, assign this Turbine Purchase Order as provided in the Master Agreement.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1	Representations, Warranties and Covenants of Turbine Supplier. Turbine Supplier hereby represents to Buyer that it (a) is duly organized, validly existing and in good standing under the jurisdiction of its organization, with full power and authority to enter into and perform its obligations under this TPO, (b) has obtained or will obtain any and all Permits necessary to undertake the Scope of Work, and (c) has validly executed this TPO and, upon delivery, this TPO shall be a binding obligation of Turbine Supplier, enforceable against Turbine Supplier in accordance with its terms.

3.2	Representations, Warranties and Covenants of Buyer. Buyer hereby represents to Turbine Supplier that (a) it is duly organized, validly existing and in good standing in the jurisdiction of is organization, with full power and authority to enter into and perform its obligations under this TPO and (b) it has validly executed this TPO and, upon delivery, this TPO shall be a binding obligation of Buyer and enforceable against Buyer in accordance with its terms.
ARTICLE IV
MISCELLANEOUS
4.1	Master Agreement. This TPO incorporates by reference all the relevant terms and conditions of the Master Agreement and such provisions shall survive the early termination of the Master Agreement.

4.2	Choice of Law. This Master Agreement shall in all respects be governed by and construed in accordance with the laws of the United Kingdom, including with respect to all matters of construction, validity and performance, without giving effect to any choice of law rules thereof that may direct the application of the laws of another jurisdiction.

4.3	Venue. Any dispute arising under this Master Agreement shall be put forward in writing and should then be settled through friendly negotiations within forty-five (45) days. If such an agreement cannot be reached, all disputes arising out of or in connection with this Master Agreement and the other Master

Agreement Documents shall be settled and decided in accordance with the laws of the United Kingdom by the Arbitration Tribunal of the International Chamber of Commerce in Singapore (ICC) according to its Rules of Arbitration by one or more arbitrators appointed in accordance with such Rules. The language of arbitration shall be English, and the official language of this Master Agreement and the other Master Agreement Documents shall be English. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the assertion of personal jurisdiction by the International Chamber of Commerce or the courts of Singapore or to the location of any arbitration proceeding in Singapore.

4.4	Notice. Any Notice required or permitted to be given by a Party to another Party shall be given in accordance with Section 22.6 of the Master Agreement.

4.5	Exhibits. All exhibits and schedules referenced in this TPO shall be incorporated into this TPO by such reference and shall be deemed to be an integral part of this TPO.

4.6	Further Assurances. Turbine Supplier and Buyer agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this TPO and the Master Agreement and which do not involve the assumptions of obligations other than those provided for in this TPO and the Master Agreement, in order to give full effect to this TPO and the Master Agreement and to carry out the intent of this TPO and the Master Agreement.

4.7	Counterparts. This TPO may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.
     IN WITNESS WHEREOF, the Turbine Supplier and the Buyer have executed this TPO as of the date first above written.

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.		WIND HUNTER, LLC.

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT B-1
SCOPE OF WORK
Turbine Supplier shall furnish all Supply Items and Services (collectively defined as the “Work”) set forth in the Master Agreement, its Exhibits and this TPO No.                     , and shall include the following:
A.	Supply Items

Supply Items delivery of ( ) [Ming Yang Electric 1.5 MW Turbines] and related equipment and materials, including (i) commissioning parts, (ii) [Ming Yang Electric] SCADA System, (iii) Federal Aviation Administration lighting equipment where applicable, (iv) any circuit breakers required by Turbine Supplier, and (v) [other].

B.	Services
1.	Commissioning of each Turbine, as further described in Section 6.3 of the Master Agreement.

2.	Commissioning of the SCADA system as further described in Section 6.4 of the Master Agreement.

3.	Delivery to the Site of all Turbine Supplier supplied equipment and materials.

4.	First fills of all oils, lubricants, etc. to install, commission, and initially operate the Turbines.

5.	Provide training at Buyer’s cost for operating/maintenance personal in accordance with the provisions of Section2.7 of the Master Agreement.
The Supply Items shall specifically exclude (a) any spare parts other than as required during Commissioning, (b) Towers, including meteorological towers, (c) communication lines, (d) the foundation bolts and nuts used to secure towers to the foundations or (e) [other].
C.	Liquidated Damages
1.	Power Curve Percentage Guarantee LD Rate: CNY (¥ ) per Turbine per year for each percent in power curve deficiency, prorated per hundredth of a percent

2.	Sound Level Guarantee LD Rate: CNY (¥ ) per MW per Turbine, rounded to the nearest 0.01 MW, for the amount by which the operating levels of the Turbines must be reduced in order to comply with the Sound Level Guarantee

3.	Availability Guarantee LD Rate: CNY (¥ ) per MWh for each MWh of Availability shortfall as calculated pursuant to Section 7.4 of the Master Agreement
Note: The liquidated damages rates in Section C above are to be calculated on the basis of the expected P50 wind speed and energy at the applicable Site and market rates for renewable wind energy in the are of the applicable Site at the time the TPO is delivered. The liquidated damage rates will reflect the loss of energy that could have been generated and therefore the loss of revenue that could have been received (at market rates) due to, as applicable, a failure to meet the Power Curve Percentage Guarantee, a derating or reduction in operating levels in order to comply with the Sound Level Guarantee, or a failure to meet the Availability Guarantee, in each case for the applicable guarantee period under the Master Agreement.

EXHIBIT B-2
DELIVERY AND COMPLETION SCHEDULE
AND DESIGNATED DELIVERY LOCATIONS
Delivery Dates and Locations
1.	The first Turbine shall be Delivered no later than (date) and thereafter, all Turbines shall be Delivered at the rate of no fewer than (number) Turbines per week (unless otherwise agreed) with all Turbines Delivered no later than (date).
Completion Dates
2.	Each Turbine shall achieve Turbine Completion no later than ten (10) days after Turbine Mechanical Completion is achieved and such Turbine is made available to Turbine Supplier for commissioning and start-up. Buyer shall turn over Turbines to Turbine Supplier for commissioning and start-up at the rate of no fewer than (number) and no more than (number) Turbines per week (unless otherwise agreed) with Final Turbine Completion achieved no later than (date).
Designated Delivery Location(s)
3.	The Designated Delivery Location is
Project Schedule
4.	Project schedule is attached.

EXHIBIT B-3
TOTAL CONTRACT PRICE
[to be completed following agreement of the Parties — to include a pricing schedule for Supply Items and Services]
Turbines
SCADA System
Other Supply Items
Delivery
1.	Shipping from [Chinese port of embarkation] to Designated Delivery Location: CNY (¥ )

2.	Insurance for shipping per item 1: CNY (¥ )

EXHIBIT B-4
SITE AND SITE CONDITIONS
A.	Site Layout

B.	Project Meteorological Data

C.	Engineering Requirements

Engineering Requirements:
Life of Project:
Hub Height (m):
Highest Mean Wind Speed for an Individual Turbine at hub height (m/s):
Average Wind Speed/Height Measured:
Extreme Wind Speed (50 year recurring, 3 sec gust):
Annual Average Air Density (Kg/m3):
Long-Term Wind Speed Distribution for most energetic turbine on the site at hub height
Wind Rose:
Extreme Wind Speed (50-year recurring, 3-sec gust at hub height):
Annual Average Air Density (kg/m3):
Logarithmic Vertical Wind Shear Exponent:
Turbulence Intensity Distribution at hub height
15 mps Characteristic Turbulence Intensity at hub height
Site Temperature Range and Joint Frequency Data
Unusual Site Conditions:
Joint Frequency Data

EXHIBIT B-5
INTERCONNECTION REQUIREMENTS
Supply Items shall be capable of satisfying the interconnection requirements for this Project as follows:
[To be completed]

EXHIBIT B-6
SPECIAL INSTALLATION TOOLS/SHIPPING FIXTURES
[To be completed]

EXHIBIT B-7
SCADA INTERFACE AND TERMINATION SPECIFICATIONS
[To be completed]

EXHIBIT C-1
OPERATION AND MAINTENANCE TRAINING DESCRIPTION
[To be attached following agreement of the Parties]

EXHIBIT C-2
SCOPE OF MAINTENANCE AND REPAIR SERVICES
[To be attached following agreement of the Parties]

EXHIBIT D-1
TURBINE MECHANICAL COMPLETION PROTOCOL
[To be attached following agreement of the Parties]

EXHIBIT D-2
TURBINE COMMISSIONING PROTOCOL
[To be attached following agreement of the Parties]

EXHIBIT D-3
TURBINE RELIABILITY TEST PROTOCOL
[To be attached following agreement of the Parties]

EXHIBIT D-4
PROJECT RELIABILITY TEST PROTOCOL
[To be attached following agreement of the Parties]

EXHIBIT D-5
SCADA SYSTEM COMMISSIONING PROTOCOL
[To be attached following agreement of the Parties]

EXHIBIT D-6
ACCEPTANCE CRITERIA
[To be attached following agreement of the Parties]

Execution Version
EXHIBIT E-1
TURBINE MECHANICAL COMPLETION CERTIFICATE
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
     Buyer hereby certifies that (1) Mechanical Completion has been achieved with respect to Turbine No. ___, (2) all requirements of the Turbine Mechanical Completion Protocol have been completed with respect to such Turbine, (3) all items on the attached Turbine Mechanical Completion checklist have been completed, and (4) such Turbine is ready to commence Turbine Commissioning.
Dated:

WIND HUNTER, LLC
By:
Name:
Title:

Accepted and agreed as of                                         .

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
By:
Name:
Title:

EXHIBIT E-2
TURBINE COMPLETION CERTIFICATE
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
     Turbine Supplier hereby certifies that (1) Turbine Commissioning has been completed with respect to Turbine No. ___, (2) all requirements of the Turbine Commissioning Protocol have been successfully completed with respect to such Turbine, (3) the Turbine Commissioning checklist for such Turbine is attached to this certificate, (4). all requirements of the Turbine Commissioning Protocol have been successfully completed with respect to such Turbine, and (5) such Turbine is producing electricity or is capable of producing electricity if connected to the utility grid.
Dated:

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
By:
Name:
Title:

Accepted and agreed as of                                         .

WIND HUNTER, LLC
By:
Name:
Title:

EXHIBIT E-3
FINAL TURBINE COMPLETION CERTIFICATE
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
     Turbine Supplier hereby certifies that (1) Turbine Commissioning has been completed with respect to all Turbines covered by the TPO, (2) all requirements of the Turbine Commissioning Protocol have been successfully completed with respect to such Turbines, (3) all requirements of the Turbine Commissioning Protocol have been successfully completed with respect to such Turbines, and (4) such Turbines are producing electricity or are capable of producing electricity if connected to the utility grid.
Dated:

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
By:
Name:
Title:

Accepted and agreed as of                                         .

WIND HUNTER, LLC
By:
Name:
Title:

EXHIBIT E-4
POST-COMPLETION SIGN-OFF CERTIFICATE
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
     Turbine Supplier hereby certifies that (1) Turbine Reliability Tests conducted as required by the Turbine Reliability Test Protocol have been successfully completed and passed with respect to Turbine No. ___, (2) the results of the Turbine Reliability Tests with respect to such Turbine are attached to this certificate, and (3) all requirements of the Turbine Reliability Test Protocol have been successfully completed with respect to such Turbine.
Dated:

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
By:
Name:
Title:

Accepted and agreed as of                                         .

WIND HUNTER, LLC
By:
Name:
Title:

EXHIBIT E-5
FINAL SIGN-OFF CERTIFICATE
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
     Turbine Supplier hereby certifies that (1) Turbine Reliability Tests conducted as required by the Turbine Reliability Test Protocol have been successfully completed with respect to all Turbines covered by the TPO, (2) such Turbines have successfully completed and passed the Project Reliability Tests in accordance with the Project Reliability Test Protocol, (3) the results of the Project Reliability Tests with respect to such Turbines are attached to this certificate, and (4) all requirements of the Project Reliability Test Protocol have been successfully completed with respect to such Turbines.
Dated:

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
By:
Name:
Title:

Accepted and agreed as of                                         .

WIND HUNTER, LLC
By:
Name:
Title:

EXHIBIT E-6
SCADA SYSTEM COMMISSIONING CERTIFICATE
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
     Turbine Supplier hereby certifies that (1) commissioning of the SCADA System covered by the TPO has been completed, (2) all requirements of the SCADA Commissioning Protocol have been successfully completed with respect to such SCADA System, (3) the commissioning checklist for such SCADA System is attached to this certificate, (4). all requirements of the SCADA Commissioning Protocol have been successfully completed with respect to such SCADA System, and (5) such SCADA System is functioning properly with respect to all Turbines covered by the TPO.
Dated:

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
By:
Name:
Title:

Accepted and agreed as of                                         .

WIND HUNTER, LLC
By:
Name:
Title:

EXHIBIT F
FORM OF SCOPE CHANGE ORDER
     Reference is made to that certain Master Turbine Supply Agreement dated 27 November 2007 (the “Master Agreement”) by and between GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (“Turbine Supplier”) and WIND HUNTER, LLC (“Buyer”) and that certain Turbine Purchase Order dated                      (“TPO”) between Turbine Supplier and Buyer issued pursuant to the Master Agreement. Unless otherwise defined, capitalized terms used herein have the meanings defined in the Master Agreement.
1.	[insert description of Scope Change]

2.	[insert description of change in Purchase Price and payment schedule]

3.	[insert description of change in Delivery and Completion Schedule]
     Except as set forth above, the Master Agreement and the TPO are unmodified and remain in full force and effect.
     IN WITNESS WHEREOF, the Parties have executed this Scope Change Order as of                     , 200___.

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.		WIND HUNTER, LLC.

By:		By:

	Name:		Name:

	Title:		Title:

EXHIBIT G
INSURANCE REQUIREMENTS
A. Turbine Supplier
1. Commercial General Liability: $1 million per occurrence, $2 million annual aggregate. The coverage will include provisions for broad form property damage, explosion, collapse and underground hazard coverage (XCU), cross liability, severability of interest, broad form contractual liability, and completed operations.
2. Automobile Liability: $1 million per occurrence
3. Umbrella/Excess Liability: $10 million per occurrence and annual aggregate
4. Worker’s Compensation: as required by law. Coverage to include employees’ of Turbine Supplier’s Subcontractors, if not separately provided by such Subcontractor’s.
5. Employer’s Liability: $1 million
6. Property and Casualty: full replacement value
7. Transit Coverage: full replacement value for transportation by vessel or aircraft to Designated Delivery Location

8.	Endorsements:	(a) waiver of subrogation
(b) severability of interest and cross-liability
(c) Buyer to be named as additional insured under 1,2, 3, 6 and 7
B. Buyer
1. Commercial General Liability: $1 million per occurrence, $2 million annual aggregate. The coverage will include provisions for broad form property damage, explosion, collapse and underground hazard coverage (XCU), cross liability, severability of interest, broad form contractual liability, and completed operations.
2. Automobile Liability: $1 million per occurrence
3. Umbrella/Excess Liability: $10 million per occurrence and annual aggregate
4. Worker’s Compensation: as required by law. Coverage to include employees’ of Buyer’s Subcontractors, if not separately provided by such Subcontractor’s.
5. Employer’s Liability: $1 million
6. Property and Casualty/Builder’s All Risk: full replacement value
7. Transit Coverage: full replacement value for transportation by vessel or aircraft from Designated Delivery Location to Site(s)

8.	Endorsements:	(a) waiver of subrogation
(b) severability of interest and cross-liability
(c) Turbine Supplier to be named as additional insured under 1,2 and 3

EXHIBIT H
TECHNICAL SPECIFICATIONS
[To be attached following agreement of the Parties]

EXHIBIT I-1
FORM OF BUYER LETTER OF CREDIT
[Issuing Bank Letterhead]
[Address]
Date:
Irrevocable Standby Letter of Credit Number:

Beneficiary:	Guangdong Mingyang Wind Power Technology Co., Ltd.	Applicant:	Wind Hunter, LLC

Address:		Address:
[Advising Bank, if applicable]
[Confirming Bank, if applicable]
Amount:
We hereby issue our Irrevocable Standby Letter of Credit at this office in your favor for the account of Applicant by sight payment against the following documents:
1. Your sight draft drawn on us marked “drawn under [Issuing Bank] [Letter of Credit Number] dated [Date]”;
AND
2. Beneficiary’s signed statement certifying:
“Applicant is in default under that certain Master Turbine Supply Agreement dated 27 November 2007 (“Master Agreement”) by and between Applicant and Beneficiary and/or that certain Turbine Purchase Order dated ____________ (“TPO”) issued pursuant to and the amount drawn hereunder is not greater than the amount due and owing to Beneficiary pursuant to the Master Agreement and the TPO.”
OR
“This Letter of Credit will expire in thirty (30) calendar days or less and Applicant has not provided a replacement letter of credit or alternate security acceptable to the Beneficiary.”
This Letter of Credit expires at our counters located at [INSERT ADDRESS] on [INSERT DATE] (“Expiration Date”), but the Expiration Date shall be automatically extended without amendment for a period of one year and on each successive Expiration Date, unless at least sixty (60) days before the then current Expiration Date, we notify you by registered mail or courier that we elect not to renew this Letter of Credit for such additional period. Notwithstanding the foregoing , this Letter of Credit will expire when (1) the entire stated amount hereof has been drawn or (2) when Beneficiary advises us that all performance and amounts secured by this Letter of Credit have been completed and paid and surrenders the original Letter of Credit to us.
Special Conditions:
     1. Partial drawing(s) are permitted. The stated amount of this Letter of Credit will be reduced by the amount of any partial drawing(s).
     2. All banking charges associated with this Letter of Credit are for the account of the Applicant.
     3. This Letter of Credit is not transferable.
We hereby engage with you that draft(s) drawn under and in compliance with the terms of this Letter of Credit will be duly honored if drawn and presented for payment at any time before the close of business [INSERT TIME] at our counters located at [INSERT ADDRESS] on or before the Expiration Date on the next following business day or in the event of Force Majeure, as defined under Article 17 of the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“UCP”), interrupting our business, within fifteen (15) days after resumption of our business, whichever is later.
Except as otherwise stated herein, this credit is subject to the UCP and, with respect to matters not so covered, this Letter of Credit is subject to and governed by the Laws of the State of New York. Any disputes with regard to this Letter of Credit will be heard and resolved in the state or federal courts in and for the State of New York. Each party waives all objections to the jurisdiction of and venue in the state or federal courts in and for the State of New York.
If you have any questions regarding this Letter of Credit, please call [Telephone No.].

By:

Authorized Signature

Name:

Title:

EXHIBIT I-2
FORM OF TURBINE SUPPLIER LETTER OF CREDIT
[Issuing Bank Letterhead]
[Address]
Date:
Irrevocable Standby Letter of Credit Number:

Beneficiary:	Wind Hunter, LLC	Applicant:	Guangdong Mingyang Wind Power Technology Co., Ltd.

Address:		Address:
[Advising Bank, if applicable]
[Confirming Bank, if applicable]
Amount:
We hereby issue our Irrevocable Standby Letter of Credit at this office in your favor for the account of Applicant by sight payment against the following documents:
1. Your sight draft drawn on us marked “drawn under [Issuing Bank] [Letter of Credit Number] dated [Date]”;
AND
2. Beneficiary’s signed statement certifying:
“Applicant is in default under that certain Master Turbine Supply Agreement dated 27 November 2007 (“Master Agreement”) by and between Applicant and Beneficiary and/or that certain Turbine Purchase Order dated _________ (“TPO”) issued pursuant to and the amount drawn hereunder is not greater than the amount due and owing to Beneficiary pursuant to the Master Agreement and the TPO.”
OR
“This Letter of Credit will expire in thirty (30) calendar days or less and Applicant has not provided a replacement letter of credit or alternate security acceptable to the Beneficiary.”
This Letter of Credit expires at our counters located at [INSERT ADDRESS] on [INSERT DATE] (“Expiration Date”), but the Expiration Date shall be automatically extended without amendment for a period of one year and on each successive Expiration Date, unless at least sixty (60) days before the then current Expiration Date, we notify you by registered mail or courier that we elect not to renew this Letter of Credit for such additional period. Notwithstanding the foregoing , this Letter of Credit will expire when (1) the entire stated amount hereof has been drawn or (2) when Beneficiary advises us that all performance and amounts secured by this Letter of Credit have been completed and paid and surrenders the original Letter of Credit to us.
Special Conditions:
     1. Partial drawing(s) are permitted. The stated amount of this Letter of Credit will be reduced by the amount of any partial drawing(s).
     2. All banking charges associated with this Letter of Credit are for the account of the Applicant.
     3. This Letter of Credit is not transferable.
We hereby engage with you that draft(s) drawn under and in compliance with the terms of this Letter of Credit will be duly honored if drawn and presented for payment at any time before the close of business [INSERT TIME] at our counters located at [INSERT ADDRESS] on or before the Expiration Date on the next following business day or in the event of Force Majeure, as defined under Article 17 of the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“UCP”), interrupting our business, within fifteen (15) days after resumption of our business, whichever is later.
Except as otherwise stated herein, this credit is subject to the UCP and, with respect to matters not so covered, this Letter of Credit is subject to and governed by the Laws of the State of New York. Any disputes with regard to this Letter of Credit will be heard and resolved in the state or federal courts in and for the State of New York. Each party waives all objections to the jurisdiction of and venue in the state or federal courts in and for the State of New York.
If you have any questions regarding this Letter of Credit, please call [Telephone No.].

By:

Authorized Signature

Name:

Title: